As filed with the Securities and Exchange Commission on July 16, 2004
                                                    Registration No. ___________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -----------

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  -----------

                     FLORIDA                               ALLIANCE TOWERS, INC.                          65-0986953
  (State or Other Jurisdiction of Incorporation     (Name of Registrant in Our Charter)      (I.R.S. Employer Identification No.)
                 or Organization)

        4333 SOUTH TAMIAMI TRAIL, SUITE F                           1623                                ROBERT SANDBURG
             SARASOTA, FLORIDA 34231                    (Primary Standard Industrial           4333 SOUTH TAMIAMI TRAIL, SUITE F
                  (941) 914-4638                         Classification Code Number)                SARASOTA, FLORIDA 34231
  (Address and telephone number of Principal                                                            (941) 914-4638
Executive Offices and Principal Place of Business)                                               (Name, address and telephone
                                                                                                  number of agent for service)
                                                                 COPIES TO:
             Clayton E. Parker, Esq.                                                               Ronald S. Haligman, Esq.
            Kirkpatrick & Lockhart LLP                                                            Kirkpatrick & Lockhart LLP
     201 South Biscayne Boulevard, Suite 2000                                              201 South Biscayne Boulevard, Suite 2000
               Miami, Florida 33131                                                                  Miami, Florida 33131
            Telephone: (305) 539-3300                                                              Telephone: (305) 539-3300
            Facsimile: (305) 358-7095                                                              Facsimile: (305) 358-7095

           Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

========================================= ================ ==================== ==================== ==========================
     TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE     PROPOSED MAXIMUM     PROPOSED MAXIMUM    AMOUNT OF REGISTRATION
             TO BE REGISTERED                REGISTERED     OFFERING PRICE PER   AGGREGATE OFFERING           FEE(2)
                                                                 SHARE(1)             PRICE(1)
----------------------------------------- ---------------- -------------------- -------------------- --------------------------
Common stock, par value $0.001 per share    1,523,500,000         $0.015               $22,852,500              $2,895.41
----------------------------------------- ---------------- -------------------- -------------------- --------------------------
TOTAL                                       1,523,500,000         $0.015               $22,852,500              $2,895.41
----------------------------------------- ---------------- -------------------- -------------------- --------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of July 9, 2004.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                      Subject to completion, dated July 16, 2004

                              ALLIANCE TOWERS, INC.
                      1,523,500,000 SHARES OF COMMON STOCK

      This prospectus relates to the sale of up to 1,523,500,000 shares of common stock of Alliance Towers by certain persons who are, or will become, stockholders of Alliance Towers. Please refer to "Selling Stockholders" beginning on page 11. Alliance Towers is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Alliance Towers will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement. All costs associated with this registration will be borne by us. Alliance Towers has agreed to allow Cornell Capital Partners, L.P. to retain 4% of the proceeds raised by us under the Standby Equity Distribution Agreement.

      The shares of common stock are being offered for sale by the selling stockholders at prices established on the "Pink Sheets" during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock. On July 9, 2004, the last reported sale price of our common stock was $0.015 per share.

      The selling stockholders consist of:

      o Cornell Capital Partners, which intends to sell up to 1,493,000,000 of common stock.

      o Other selling stockholders, who intend to sell up to 30,500,000 shares of common stock.

      Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay a net purchase price of 99% of Alliance Towers' market price as calculated in the Standby Equity Distribution Agreement. In addition, Alliance Towers has agreed to pay Cornell Capital Partners a one-time commitment fee of $490,000 which was paid by the issuance of a convertible debenture. The 1% discount on the purchase of the common stock to be received by Cornell Capital Partners and the commitment fee are underwriting discounts. In addition, Cornell Capital Partners is entitled to retain 4% of the proceeds raised by us under the Standby Equity Distribution Agreement.

      Alliance Towers has engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation was paid $10,000 placement agent fee which was paid by the issuance of 500,000 shares of our common stock.

      Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

      Our common stock is quoted on the "Pink Sheets" under the symbol "ALLC."

      THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

      PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 5.

      With the exception of Cornell Capital Partners, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 60 days after Cornell Capital Partners has advanced $10.0 million or 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

      THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is ___________ ___, 2004.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY...................................................................................1
THE OFFERING.........................................................................................2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION...........................................................3
RISK FACTORS.........................................................................................5
FORWARD-LOOKING STATEMENTS..........................................................................10
SELLING STOCKHOLDERS................................................................................11
USE OF PROCEEDS.....................................................................................14
DILUTION ...........................................................................................15
STANDBY EQUITY DISTRIBUTION AGREEMENT...............................................................16
PLAN OF DISTRIBUTION................................................................................18
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION...........................................20
DESCRIPTION OF BUSINESS.............................................................................24
MANAGEMENT .........................................................................................31
DESCRIPTION OF PROPERTY.............................................................................33
LEGAL PROCEEDINGS...................................................................................33
PRINCIPAL STOCKHOLDERS..............................................................................34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................................................35
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS.......36
DESCRIPTION OF SECURITIES...........................................................................39
EXPERTS ............................................................................................41
LEGAL MATTERS.......................................................................................41
HOW TO GET MORE INFORMATION.........................................................................41
PART II    .......................................................................................II-1
FINANCIAL STATEMENTS...............................................................................F-1

--------------------------------------------------------------------------------

      Our audited financial statements for the fiscal year December 31, 2003, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

                                    OVERVIEW

      Alliance Towers is involved in the development, ownership, marketing and management of tower facilities for the wireless communications industry. Alliance Towers currently has four (4) facilities constructed and anticipates developing and constructing future wireless facilities, which it anticipates leasing to wireless service providers for the installation of their equipment and antennas.

      Although Alliance Towers currently is developing standard types of tower facilities, we also anticipate developing "capacity sites" or sites in areas where a carrier's ability to maintain existing calls are currently limited. Alliance Towers believes that these capacity sites are critical to a carrier's quality of service, the reduction of dropped call ratios and the minimization of "churn" or customer initiated disconnection of wireless services. We believe that as carriers continue to expand services, including the increased sales of handsets and the offering of additional wireless services, such as data and video, the needs for the development of capacity sites should continue to grow.

      Alliance Towers anticipates continuing to develop wireless communications tower sites required by service providers as they expand their coverage areas. In addition, Alliance Towers intends to review opportunities to purchase existing facilities that may offer growth potential. Alliance towers also anticipates offering tower management and marketing services to customers who may own tower facilities, but who may prefer to contract their services to other parties.

      Currently, Alliance Towers has four (4) existing facilities constructed, two (2) facilities currently in construction, fifteen (15) tower facilities in either the final development stages or ready for construction and twelve (12) tower facilities in various stages of development. The facilities are located in Georgia and South Carolina.

                                    ABOUT US

      Our principal office is located at 4333 South Tamiami Trail, Suite F, Sarasota, Florida 34231. Our telephone number is (941) 927-2778.

                                  THE OFFERING

      This offering relates to the sale of common stock by certain persons who are stockholders of Alliance Towers. The selling stockholders consist of:

      o Cornell Capital Partners, which intends to sell up to 1,493,000,000 shares of common stock.

      o Other selling stockholders, who intend to sell up to 30,500,000 shares of common stock.

      Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $10.0 million. The amount of each advance is subject to an aggregate maximum advance amount of $750,000 in any thirty-day period, provided that each advance may not exceed $250,000. Cornell Capital Partners will purchase shares of our common stock for a 1% discount to the lowest closing bid price of our common stock for the 5 days immediately following the notice date. In addition, Cornell Capital Partners will retain 4% of each advance under the Standby Equity Distribution Agreement and received a one-time commitment fee of $490,000, payable by the issuance of a convertible debenture. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Standby Equity Distribution Agreement.

      In addition, Alliance Towers has engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation will be paid a placement agent fee of $10,000, which was paid by the issuance of 500,000 shares of our common stock.

COMMON STOCK OFFERED                            1,523,500,000 shares by selling stockholders

OFFERING PRICE                                  Market price

COMMON STOCK OUTSTANDING BEFORE THE OFFERING    1,161,160,000 shares of common stock

USE OF PROCEEDS                                 We will not receive any proceeds of the shares offered
                                                by the selling stockholders. Any proceeds we receive
                                                from the sale of common stock under the Standby Equity
                                                Distribution Agreement will be used for general working
                                                capital purposes. See "Use of Proceeds."

RISK FACTORS                                    The securities offered hereby involve a high degree of
                                                risk and immediate substantial dilution. See "Risk
                                                Factors" and "Dilution."

PINK SHEETS SYMBOL                              ALLC.PK

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

      The following information was taken from Alliance Towers' financial statements for the quarters ended March 31, 2004 (unaudited) and March 31, 2003 (unaudited) and the years ended December 31, 2003 (audited) and 2002 (audited) appearing elsewhere in this filing. This information should be read in conjunction with such financial statements and the notes thereto. In management's opinion, all adjustment (consisting of normal recurring items) considered necessary for a fair presentation have been included.

                                          FOR THE THREE       FOR THE THREE
                                           MONTHS ENDED        MONTHS ENDED     FOR THE YEAR ENDED  FOR THE YEAR ENDED
                                            MARCH 31,           MARCH 31,          DECEMBER 31,        DECEMBER 31,
                                               2004                2003                2003                2002
                                           (UNAUDITED)          (UNAUDITED)         (AUDITED)           (AUDITED)
                                          -------------       --------------    ------------------  ------------------
STATEMENT OF OPERATIONS DATA:

Revenues                                  $       21,840      $           --         $     1,919      $           --

Operating Expenses
Ground lease and related costs                     8,239                  --              80,320                  --
   Professional fees                               6,023                 200              60,000               3,550
   Consulting expenses                            15,000              10,000             107,000               6,810
   Payroll expenses                               40,500              24,975              22,116                  --
   General and administrative                      6,602               7,846                  --                  --
     Total Operating Expenses                     81,854              43,021             270,240                  --
                                          --------------      --------------         -----------      --------------

Loss From Operations                             (60,014)            (43,021)           (270,240)             10,360

Other (Expenses) Income
   Interest expense                               (4,461)             (1,958)            (11,368)            (10,360)
   Interest income                                    --                  --                  --                  --
                                          --------------      --------------         -----------      --------------
   Total Other (Expenses) Income                  (4,461)             (1,958)            (11,368)                 --
                                          --------------      --------------         -----------      --------------

Net Loss                                  $      (64,475)     $      (44,979)        $  (279,689)     $      (10,360)
                                          ==============      ==============         ===========      ==============

Basic Loss Per Share                      $        (0.00)     $        (0.00)        $     (0.00)     $        (0.00)

Weighted Average Number of Shares
   Outstanding                             1,135,672,000       1,086,943,467          98,385,863       1,036,000,000
                                          ==============      ==============         ===========      ==============

                                                                MARCH 31,       MARCH 31,   DECEMBER 31,
                                                                  2004            2003         2003
                                                              (UNAUDITED)     (UNAUDITED)    (AUDITED)
                                                              -----------    -------------  ------------
BALANCE SHEET DATA:

Current Assets
   Cash                                                       $     8,777    $        --    $        33
   Deposits                                                            --             --         39,000
   Constructed assets in progress                                   9,250                            --
   Accounts receivable                                              1,800                         1,919
   Note receivable                                                 10,400             --         10,400
                                                              -----------    -----------    -----------
     Total Current Assets                                          30,227             --         51,352
                                                              -----------    -----------    -----------

Property and equipment, net                                       784,559             --        586,657

     Total Long-Term Assets                                                           --        586,657
                                                                             -----------    -----------

     Total Assets                                             $   814,826    $        --    $   638,009
                                                              ===========    ===========    ===========

Current Liabilities
   Accounts payable                                           $    49,350    $    21,978    $    75,655
   Accounts payable - related party                               843,365         68,741        698,729
   Customer advances                                               63,000                            --
   Deferred compensation                                          147,500         22,000        107,000
   Note payable - related parties                                  95,150         95,150         95,150
   Interest payable - related parties                              22,132         14,520         20,229
                                                              -----------    -----------    -----------
   Notes payable                                                  109,644                        94,644
   Interest payable                                                 6,259                         3,701
     Total Current Liabilities                                  1,336,400        222,389      1,095,108
                                                              -----------    -----------    -----------

Stockholders' Equity (Deficit)
   Preferred stock, par value $0.001 per share; authorized
     10,000,000 shares                                                 --             --             --
   Common stock, par value $0.001 per share; authorized
     5,000,000,000 shares; 1,135,671,000 and 1,036,000,000,
     shares issued and outstanding, respectively                1,135,672      1,135,672      1,135,672
   Additional paid-in capital (deficit)                        (1,302,722)    (1,302,722)    (1,302,722)
   Deficit accumulated during the development stage              (354,524)       (55,339)      (290,049)
                                                                             -----------    -----------
     Total Stockholders' Equity (Deficit)                        (521,574)      (222,389)      (457,009)
                                                                             -----------    -----------

     Total Liabilities
       and Stockholders' Equity (Deficit)                     $   814,826    $        --    $   638,009
                                                              ===========    ===========    ===========

                                  RISK FACTORS

      We are subject to various risks that may materially harm our business, financial condition and results of operations. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE HAD VERY LIMITED OPERATING HISTORY AND REVENUE FROM WHICH TO EVALUATE OUR BUSINESS

      We have had a very limited operating history and revenue from operations since our inception on December 3, 2002. For the years ended December 31, 2003 and 2002, we had revenues of $1,919 and $0, respectively. For the three months ended March 31, 2004 and 2003, we had revenues of $21,840 and $0 respectively. In addition, we have limited assets and financial resources. Due to our lack of operations and revenue, we expect to incur operating losses for the foreseeable future. Due to our lack of operations, there is limited information upon which investors can evaluate our business. Our independent auditors have noted that Alliance Towers does not have significant cash or a source of revenue to cover our operating costs and to allow us to continue as a going concern. External capital will be required for us to continue as a going concern. Our inability to continue as a going concern could result in you losing your entire investment in Alliance Towers.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS

      We have relied almost entirely on external financing to fund our operations. Such financing has historically come from a combination of borrowings from and sale of common stock to third parties and funds provided by certain officers and directors. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. We cannot assure you that financing, whether from external sources or related parties, will be available if needed or on favorable terms. The sale of our common stock to raise capital may cause dilution to our existing shareholders. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund our operations and expansion, take advantage of business opportunities or respond to competitive market pressures, any of which could make it more difficult for us to pursue our proposed business plan. Any difficulty that we may encounter in pursuing our proposed business plan may result in a lower stock price for Alliance Towers.

THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN DUE TO INSUFFICIENT REVENUES TO COVER OUR OPERATING COSTS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

      There is substantial doubt about our ability to continue as a going concern due to Alliance Towers' inability to establish revenues to cover our operating costs. We anticipate that we will incur net losses for the immediate future. We expect our operating expenses to increase significantly, and, as a result, we will need to generate monthly revenue if we are to continue as a going concern. To the extent that we do not generate revenue at anticipated rates, we do not obtain additional funding, or that increases in our operating expenses precede or are not subsequently followed by commensurate increases in revenue, or that we are unable to adjust operating expense levels accordingly, we may not have the ability to continue on as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WE ARE SUBJECT TO A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON MARCH 31, 2004 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES

      We had a working capital deficit of $1,306,713 at March 31, 2004, which means that our current liabilities as of that date exceeded our current assets on March 31, 2004 by $1,306,713. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on March 31, 2004 were not sufficient to satisfy all of our current liabilities on that date. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit we may have to raise capital or debt to fund the deficit.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

      Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. Currently, our common stock is traded on the "Pink Sheets." An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that Alliance Towers will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

      o     With a price of less than $5.00 per share;

      o     That are not traded on a "recognized" national exchange;

      o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

      o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

WE ARE A DEVELOPMENT STAGE COMPANY AND HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN BASE YOUR INVESTMENT DECISION

      We had a major shift in our business strategy in February 2003. It was not until February 2003 that we acquired Alliance Tower, Inc., another development stage company and focused on the development, ownership, marketing and management of tower facilities for the wireless telecommunications industry and the deployment and ownership of wireless broadband networks. We have a limited operating history upon which to evaluate our business plan and prospects. If we are unable to obtain additional external funding or generate revenue, we could be forced to curtail or cease our operations.

OUR BUSINESS REVENUE GENERATION MODEL IS UNPROVEN AND COULD FAIL

      Our revenue model is new and evolving, and we cannot be certain that it will be successful. Our ability to generate revenue depends, among other things, on our ability to develop, operate, market and manage wireless communications tower facilities and to develop wireless broadband networks. The potential profitability of this business model is unproven. Accordingly, we cannot assure you that our business model will be successful or that we can generate revenue or achieve profitability.

CONSOLIDATIONS IN THE WIRELESS COMMUNICATIONS INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS

      The wireless communications industry has experienced consolidation of participants, and this trend may continue. If wireless carriers consolidate with companies that compete with our wireless technology, our proportionate share of the emerging market for wireless technologies may be reduced or eliminated. This reduction or elimination of our market share could reduce our ability to obtain profitable operations and could even cause us to reduce or cease operations.

IF WE ARE NOT ABLE TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE WIRELESS COMMUNICATIONS INDUSTRY, WE MAY BE FORCED TO REDUCE OR CEASE OPERATIONS

      Our ability to compete effectively with our competitors depends on the following factors, among others:

      o the performance of our wireless telecommunications technology in a manner that meets customer expectations;

      o the success of our efforts to develop, construct and manage wireless telecommunications tower facilities;

      o our ability to competitively price our services with similar or comparable services offered by our competitors;

      o     general conditions in the wireless communications industry; and

      o the success of our efforts to develop, improve and satisfactorily address any issues relating to our wireless telecommunications technology.

      Our failure to successfully develop our technology, services and distribution channels could cause us to reduce or cease operations.

WE MAY NOT EFFECTIVELY MANAGE THE GROWTH NECESSARY TO EXECUTE OUR BUSINESS PLAN, WHICH COULD ADVERSELY EFFECT THE QUALITY OF OUR OPERATIONS AND OUR COSTS

      In order to achieve the critical mass of business activity necessary to successfully execute our business plan, we must significantly increase the number of strategic partners and customers that use our technology. This growth will place significant strain on our personnel, systems and resources. We also expect that we will continue to hire employees, including technical, management-level employees, and sales staff for the foreseeable future. This growth will require us to improve management, technical, information and accounting systems, controls and procedures. We may not be able to maintain the quality of our operations, control our costs, continue complying with all applicable regulations and expand our internal management, technical information and accounting systems in order to support our desired growth. We cannot be sure that we will manage our growth effectively, and our failure to do so could cause us to reduce or cease operations.

                         RISKS RELATED TO THIS OFFERING

EXISTING STOCKHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT

      Cornell Capital Partners may convert its convertible debenture into shares of Alliance Towers' common stock and Cornell Capital Partners may purchase Alliance Towers' shares of common stock under the Standby Equity Distribution Agreement, which purchase price is effectively at a 1% discount to the market price. The subsequent sale of such shares by Cornell Capital Partners could cause significant downward pressure on the price of Alliance Towers' common stock. This is especially the case if the shares being placed into the market exceed the market's demand for the shares of Alliance Towers' common stock. As the stock price of Alliance Towers' common stock declines, Cornell Capital Partners will be entitled to receive an increasing number of shares under the Standby Equity Distribution Agreement and convertible debenture. The sale of such increasing number of shares by Cornell Capital Partners could cause further downward pressure on the stock price to the detriment and dilution of existing investors, as well as investors in this offering.

      Further, there is no maximum number of shares Alliance Towers might be required to issue under securities with market-price based conversion or exercise prices, such as securities issued in connection with the Standby Equity Distribution Agreement and the related convertible debenture, except for the 9.9% limitation on Cornell Capital Partners' ownership interest in Alliance Towers at any one time. However, over time, Cornell Capital Partners may acquire and sell a number of shares that far exceeds this limit, through the continual purchase and sale of shares.

      To illustrate the dilution that may result from the purchase of shares under the Standby Equity Distribution Agreement, assuming an offering price of $0.01485 per share, the new stockholders would experience an immediate dilution in the net tangible book value of $0.0099 per share. Dilution per share at prices of $0.011138, $0.000743 and $0.003713 per share would be $0.0067, $0.0038 and $0.0014, respectively.

      As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount and to issue upon conversion of the convertible debentures. If our stock price is lower, then our existing stockholders would experience greater dilution.

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

      Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 1,161,160,000 shares of common stock outstanding as of July 2, 2004, 68,936,000 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 1,092,224,000 shares of common stock, which are held by existing stockholders, including officers and directors, are restricted securities. Some of these shares may be resold under Rule 144.

THE INVESTOR UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

      The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a 1% discount to the lowest closing bid price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE PUBLIC MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

      The selling stockholders intend to sell the shares of common stock being registered in this offering in the public market. That means that up to 1,523,500,000 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

THE SALE OF OUR STOCK UNDER OUR STANDBY EQUITY DISTRIBUTION AGREEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FURTHER DECLINE OF OUR STOCK PRICE

      In many circumstances the provision of an equity financing or convertible debentures for companies that are traded on the OTCBB or the "Pink Sheets" has the potential to cause a significant downward pressure on the price of a company's common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if the company has not performed in such a manner to show that the equity funds raised will be used to grow the company. Such an event could place further downward pressure on the price of common stock.

      Under the terms of our Standby Equity Distribution Agreement, Alliance Towers may request numerous draw downs pursuant to the terms of the agreement. As a result, the opportunity exists for short sellers and others to contribute to the future decline of Alliance Towers' stock price. Persons engaging in short-sales first sell shares that they do not own, and thereafter, purchase shares to cover their previous sales. To the extent the stock price declines between the time the person sells the shares and subsequently purchases the shares, the person engaging in short-sales will profit from the transaction, and the greater the decline in the stock, the greater the profit to the person engaging in such short-sales. By contrast, a person owning a long position in a stock, such as an investor purchasing shares in this offering, first purchases the shares at the then market price, if the stock price declines while the person owns the shares, then upon the sale of such shares the person maintaining the long position will incur a loss, and the greater the decline in the stock price, the greater the loss which is incurred by the person owning a long-position in the stock.

      If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline. It is not possible to predict if the circumstances where by a short sales could materialize or to what the share price could drop.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP

      Before this offering, our common stock has traded on the "Pink Sheets." Our common stock is thinly traded compared to larger more widely known companies. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

      The price in this offering will fluctuate based on the prevailing market price of the common stock on the "Pink Sheets." Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT WHEN NEEDED

      We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Standby Equity Distribution Agreement, in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed.

                           FORWARD-LOOKING STATEMENTS

      Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. A description of each selling shareholder's relationship to Alliance Towers and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                                                                   PERCENTAGE
                                                                                       OF
                                                                                  OUTSTANDING
                                                                                   SHARES TO
                                             PERCENTAGE OF                        BE ACQUIRED
                                              OUTSTANDING      SHARES TO BE        UNDER THE                       PERCENTAGE OF
                                SHARES          SHARES      ACQUIRED UNDER THE      STANDBY                            SHARES
                             BENEFICIALLY    BENEFICIALLY     STANDBY EQUITY         EQUITY        SHARES TO BE     BENEFICIALLY
                             OWNED BEFORE    OWNED BEFORE      DISTRIBUTION       DISTRIBUTION      SOLD IN THE     OWNED AFTER
   SELLING STOCKHOLDER         OFFERING      OFFERING (1)        AGREEMENT         AGREEMENT         OFFERING       OFFERING (1)
--------------------------  -------------- --------------- -------------------  ---------------  ---------------- ----------------
Cornell Capital Partners,
   L.P.                       59,650,000(2)      4.99%       1,250,000,000(3)      52.40%        1,493,000,000            0%

Newbridge Securities
   Corporation                   500,000             *                  --            --               500,000            0%

David Propis                   5,000,000             *                  --            --             5,000,000            0%

Bottom Line Advisors, Inc.    25,000,000         2.20%                  --            --            25,000,000            0%
                              ----------      -------        -------------      --------         -------------        -----

TOTAL                         75,250,000         7.19%       1,250,000,000         52.40%        1,523,500,000            0%
                              ----------      -------        -------------      --------         -------------        -----


----------

*     Less than 1%.

(1) Applicable percentage of ownership is based on 1,161,160,000 shares of common stock outstanding as of July 9, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of July 9, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of July 9, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) The 59,650,000 shares of common stock represent: (a) 33,000,000 shares that represent the approximate number of shares underlying the Compensation Debenture that may be converted by Cornell Capital Partners, which was issued as a commitment fee under the Standby Equity Distribution Agreement and (b) 26,650,000 shares that represent the approximate number of shares underlying the Secured Convertible Debentures that may be converted by Cornell Capital Partners. Please note that the terms of the Secured Convertible Debentures held by Cornell Capital Partners provide that in no event shall Cornell Capital Partners be entitled to convert the Secured Convertible Debentures for a number of shares which, upon giving effect to the conversion, would cause the aggregate number of shares beneficially owned by Cornell Capital Partners and its affiliates to exceed 4.99% of the outstanding shares of Alliance Towers following such conversion. Please note that for the debenture conversions, we are assuming a market price of (x) $0.015 per share for the Compensation Debenture, and (y) $0.012 (i.e., 80% of $0.015) per share for the Secured Convertible Debentures. Because the conversion price may fluctuate based on the market price of our stock, the actual number of shares to be issued upon conversion of the debentures may be higher or lower. We are registering 243,000,000 shares to cover such conversions. We are registering 1,250,000,000 shares of common stock to be resold by Cornell Capital Partners under the Standby Equity Distribution Agreement. In the event we desire to draw down any available amounts remaining under the Standby Equity Distribution Agreement after we have issued the 1,250,000,000 shares being registered in the accompanying registration statement, we will have to file a new registration statement to cover such additional shares that we would issue for additional draw downs under the Standby Equity Distribution Agreement.

(3) Represents up to 1,250,000,000 shares which are being registered for issuance under the Standby Equity Distribution Agreement.

(4) Represents the shares beneficially owned by Cornell Capital Partners before the offering and shares being registered for issuance under the Standby Equity Distribution Agreement.

      The following information contains a description of each selling shareholder's relationship to Alliance Towers and how each selling shareholder acquired the shares to be sold in this offering. None of the selling stockholders have held a position or office, or had any other material relationship, with Alliance Towers, except as follows:

SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH ALLIANCE TOWERS

      CORNELL CAPITAL PARTNERS. Cornell Capital Partners is the investor under the Standby Equity Distribution Agreement and a holder of a convertible debenture. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Alliance Towers. These transactions are explained below:

      STANDBY EQUITY DISTRIBUTION AGREEMENT. On May 25, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $10.0 million. The amount of each advance is subject to an aggregate maximum advance amount of $750,000 in any thirty-day period, provided that each advance may not exceed $250,000. Cornell Capital Partners will purchase shares of our common stock for a 1% discount to the lowest closing bid price of our common stock for the 5 days immediately following the notice date. In addition, Cornell Capital Partners will retain 4% of each advance under the Standby Equity Distribution Agreement and received a one-time commitment fee of $490,000, which was paid by the issuance of a convertible debenture. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price.

      o SECURED CONVERTIBLE DEBENTURES. The Secured Convertible Debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the date of issuance, or (ii) 80% of the average of the lowest daily volume weighted average price of our common stock for the 5 trading days immediately preceding the conversion date. At maturity, the remaining unpaid principal and accrued interest under the debentures shall be, at our option, either paid or converted into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the date of issuance or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The Secured Convertible Debenture is secured by all of Alliance Towers' assets. The Secured Convertible Debentures accrues interest at a rate of 5% per year and has a term of 3 years. In the event the Secured Convertible Debentures are redeemed, then Alliance Towers will issue to Cornell Capital Partners a warrant to purchase 50,000 shares for every $100,000 redeemed at an exercise price of 120% of the closing bid price as of May 25, 2004. Cornell Capital Partners purchased the Secured Convertible Debentures from Alliance Towers in a private placement on May 25, 2004. Alliance Towers is registering in this offering 210,000,000 shares of common stock underlying the Secured Convertible Debentures. Alliance Tower received $250,000 from the issuance of the first Secured Convertible Debenture on May 25, 2004, and we will receive $125,000 five business days following the effectiveness of our 15C 211 application filed with the National Association of Securities Dealers and $125,000 five business days following the filing of the accompanying registration statement.


      There are certain risks related to sales by Cornell Capital Partners, including:

      o The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price, the greater number of shares that will be issued to Cornell Capital Partners. This could result in substantial dilution to the interests of other holders of common stock.

      o To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

      o The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by Cornell Capital Partners or others. This could place further downward pressure on the price of the common stock.

      NEWBRIDGE SECURITIES CORPORATION. Newbridge Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us. For its services in connection with the Standby Equity Distribution Agreement, Newbridge Securities Corporation received a fee of $10,000, which, in our discretion, is payable in cash or shares of common stock of Alliance Towers. These shares are being registered in this offering. All investment decisions of Newbridge Securities Corporation are made by its President, Guy Amico.

      DAVID PROPIS. David Propis is a shareholder of Alliance Towers. Mr. Propis received shares of Alliance Towers' common stock pursuant to a Consulting Agreement, dated March 23, 2004, by and between Mr. Propis and Alliance Towers. Pursuant to the Consulting Agreement, Mr. Propis will provide consulting services, which will include corporate planning and marketing strategy, identifying and assisting with merger and acquisition opportunities, conducting market and research analysis and assisting with new business development activities.

      BOTTOM LINE ADVISORS, INC. Bottom Line Advisors, Inc., is a shareholder of Alliance Towers and received its shares of common stock pursuant to strategic business consulting and accounting services provided to Alliance Towers. All investment decisions of Bottom Line Advisors are made by its President, David C. Norris.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 99% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice date. Cornell Capital Partners will retain 4% of each advance.

      For illustrative purposes, Alliance Towers has set forth below its intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus the 4% retainage.


GROSS PROCEEDS                         $ 1,000,000    $ 5,000,000    $10,000,000

NET PROCEEDS                           $   875,000    $ 4,715,000    $ 9,515,000

USE OF PROCEEDS:
--------------------------------------------------------------------------------

Sales And Marketing                    $     8,750    $    47,150    $    95,150
General Working Capital                $   866,250    $ 4,667,850    $ 9,419,850
                                       -----------    -----------    -----------

                                       -----------    -----------    -----------
TOTAL                                  $   875,000    $ 4,715,000    $ 9,515,000
                                       ===========    ===========    ===========

                                    DILUTION

      The net tangible book value of Alliance Towers as of March 31, 2004 was $(521,574) or $(0.00046) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Alliance Towers (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Alliance Towers, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $0.01485 per share.

      If we assume that Alliance Towers had issued 673,400,673 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $0.01485 per share (i.e., the maximum number of shares needed in order to raise a total of $10.0 million under the Standby Equity Distribution Agreement), less a retention fee of $400,000 and offering expenses of $85,000, our net tangible book value as of March 31, 2004 would have been $8,993,426 or $0.0050 per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.00546 per share and an immediate dilution to new stockholders of $0.0330 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                 $0.01485
Net tangible book value per share before this offering     $(0.00046)
Increase attributable to new investors                     $ 0.00546
                                                           ---------
Net tangible book value per share after this offering                   $0.00500
                                                                        --------
Dilution per share to new stockholders                                  $0.03300
                                                                        ========


      The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

          ASSUMED            NO. OF SHARES TO BE      DILUTION PER SHARE TO NEW
      OFFERING PRICE              Issued(1)                   INVESTORS
     ----------------      ----------------------    ---------------------------
         $0.01485                 673,400,673                  $0.0099
         $0.01114                 897,666,068                  $0.0067
         $0.00743               1,345,895,020                  $0.0038
         $0.00371               2,695,417,790                  $0.0014

----------

(1) Alliance Towers is registering 1,250,000,000 shares of common stock under the Standby Equity Distribution Agreement.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

      SUMMARY. On May 25, 2004, Alliance Towers entered into an Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, Alliance Towers may, at its discretion, periodically sell, over a two-year period, to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 99% of the lowest closing bid price of Alliance Towers' common stock on the Over-the-Counter Bulletin Board or other principal market on which its common stock is traded for the 5 days immediately following the notice date of an advance. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will retain 4% of each advance under the Standby Equity Distribution Agreement. In addition, Alliance Towers engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to act as its exclusive placement agent in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation will receive $10,000, which was paid by the issuance of 500,000 shares of Alliance Towers' common stock. The costs associated with this registration will be borne by Alliance Towers.

      STANDBY EQUITY DISTRIBUTION AGREEMENT EXPLAINED. Pursuant to the Standby Equity Distribution Agreement, Alliance Towers may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund its working capital needs. The periodic sale of shares is known as an advance. Alliance Towers may request an advance every 6 trading days and up to a maximum of $750,000 in any thirty-day calendar period with a maximum of $250,000 per advance. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount.

      We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $10.0 million or 24 months after the effective date of the accompanying registration statement, whichever occurs first.

      The amount of each advance is subject to an aggregate maximum of $750,000 in any thirty-day calendar period with a maximum of $250,000 per advance. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock.

      We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we drew down the entire $10.0 million available under the Standby Equity Distribution Agreement in a single advance (which is not permitted under the terms of the Standby Equity Distribution Agreement) and the market price was equal to $0.015 per share, then we would issue 673,400,673 shares of our common stock to Cornell Capital Partners for gross proceeds of $10,000,000. These shares would represent a approximately 37.22% of our outstanding common stock upon issuance. Alliance Towers is registering 1,250,000,000 shares of common stock for sale under the Standby Equity Distribution Agreement.

      You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Standby Equity Distribution Agreement at a recent market price of $0.015 per share and 25%, 50% and 75% discounts to the recent price. This table does not take into account any shares of our common stock that would be issued upon exercise or conversion of outstanding debentures.

Market Price:                                               $0.015             $0.1125             $0.0075          $0.00375

Purchase Price:                                           $0.01485             $0.1114            $0.00743          $0.00371

No. of Shares:                                         673,400,673         897,666,068       1,345,895,020     2,695,417,790

Total Outstanding(2):                                1,834,560,673       2,058,826,068       2,507,055,020     3,856,579,790

Percent Outstanding(3):                                      36.7%               43.6%               53.7%             69.9%

----------

(1) Alliance Towers is registering 1,250,000,000 shares of common stock under the Standby Equity Distribution Agreement.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.


      In addition to showing the inverse relationship, the above table also shows that the issuance of additional shares, beyond the 1,250,000,000 being registered in the accompanying registration statement, under the Standby Equity Distribution Agreement may result in a change of control. That is, based on the examples set forth above, between 673,400,673 and 1,250,000,000 shares of common stock could be issued under the Standby Equity Distribution Agreement pursuant to this prospectus. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders could have enough shares to assume control of Alliance Towers by electing its or their own directors.

      You should also be aware that in order for us to utilize the full $10.0 million available under the Standby Equity Distribution Agreement, it may be necessary for our shareholders to approve an increase in our authorized common stock and for us to register additional shares of common stock. This is especially true if our stock price falls since we will be required to issue a greater number of shares of common stock under the Standby Equity Distribution Agreement in such case. Alliance Towers is authorized in its Articles of Incorporation to issue up to 5,000,000,000 shares of common stock. As of July 9, 2004, Alliance Towers had 1,161,160,000 shares of common stock outstanding. Alliance Towers is registering 1,250,000,000 shares of common stock hereunder to be issued under the Standby Equity Distribution Agreement.

      Proceeds used under the Standby Equity Distribution Agreement will be used for sales and marketing, research and development, as well as for general working capital purposes. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $85,000, consisting primarily of professional fees incurred in connection with this registration. In addition, Cornell Capital will retain 4% of each advance.

      In addition, in connection with the Standby Equity Distribution Agreement, we issued to Cornell Capital, as a commitment fee, a compensation debenture in the principal amount of $490,000. The compensation debenture has a three-year term, accrues interest at 5% and is convertible into shares of common stock of Alliance Towers at a conversion price equal to 100% of the lowest closing bid price of our common stock for the three trading days immediately preceding a conversion date. Further, Newbridge Securities Corporation was paid a $10,000 placement agent fee, which we paid with the issuance of 500,000 shares of our common stock.

                              PLAN OF DISTRIBUTION

      The selling stockholders have advised us that the sale or distribution of Alliance Towers' common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of Alliance Towers' shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of Alliance Towers' shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of Alliance Towers' common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

      Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay Alliance Towers 99% of the lowest closing bid price of Alliance Towers' common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will retain 4% of the proceeds received by Alliance Towers under the Standby Equity Distribution Agreement. Further, in connection with the Standby Equity Distribution Agreement, we issued to Cornell Capital Partners a one-time commitment fee compensation debenture in the principal amount of $490,000. The 1% discount, the 4% retainage and the commitment fee are underwriting discounts. In addition, Alliance Towers engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received a $10,000 placement agent fee, which we paid by the issuance of 500,000 shares of our common stock.

      Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in Alliance Towers' stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing Alliance Towers' common stock.

      Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $50,000, as well as retention of 4% of the gross proceeds received under the Standby Equity Distribution Agreement. In addition, Alliance Towers engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received a $10,000 placement agent fee equal to $10,000, which we paid by the issuance of 500,000 shares of our common stock. The estimated offering expenses consist of: a SEC registration fee of $2,000, printing expenses of $2,500, accounting fees of $15,000, legal fees of $30,000 and miscellaneous expenses of $3,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

      The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of Alliance Towers while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following information should be read in conjunction with the consolidated financial statements of Alliance Towers and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis or Plan of Operation and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements."

OVERVIEW

      We are a development stage company that has had no operations or income since our inception in 1997. We were incorporated in the State of Florida on July 10, 1997 as August Project 1 Corp. We were formed for the sole purpose of acquiring or merging with an operating company. On January 27, 2000, Lido Capital Corporation, a Florida corporation ("Lido"), purchased 4,967,000 shares, or 97.3%, of the then-outstanding common stock of our Company from Eric Littman, our controlling shareholder at the time in exchange for $150,000. As previously reported, in April 2000, we acquired by merger USWebauctions, Inc. ("USWA"), in which our Company adopted the same name. On July 13, 2000, the acquisition was rescinded.

      Since the rescission, we have been active in seeking potential operating businesses and business opportunities, with the intent to acquire or merge with such businesses. On February 5, 2001, our company entered into a non-binding Memorandum of Understanding to merge with A-1 Cellular, Inc., an operating business ("A-1 Cellular"). On July 12, 2001, we entered into a definitive Stock Purchase Agreement with A-1 Cellular. This transaction was subject to a number of contingencies, including the filing and effectiveness of a registration statement to be filed. On March 2002, we terminated the Stock Purchase Agreement with A-1 Cellular due to the failure to consummate the transaction within ninety
(90) days from July 12, 2001.

      On January 31, 2003, we completed a 12-for-1 forward stock split. Prior to the 12-for-1 forward stock split, we had 8,306,000 shares of common stock issued and outstanding and subsequent to the forward split we had 99,672,000 shares of common stock issued and outstanding. On February 4, 2003, we amended our Articles of Incorporation to change our name to Alliance Towers, Inc. and increase our authorized common stock to 5,000,000,000 shares. On February 13, 2003, we consummated a share exchange transaction with Alliance Tower, Inc., a private company ("Alliance"), whereby we issued 1,036,000,000 shares of our common stock in exchange for all of the outstanding common stock of Alliance. Alliance will be treated as the acquiring entity for accounting purposes and our Company will be treated as the surviving entity for legal purposes. Immediately following the consummation of the share exchange transaction, Earl T. Ingarfield resigned as President and a Director of our Company and Robert Sandburg became our President, Chief Executive Officer and a Director.

      We have been in the development stage since inception and have undertaken limited business operations to date. We have $8,777 cash on-hand and total current assets in an amount equal to $30,227. We currently do not have a source of revenue to cover operating costs to allow us to continue as a going concern. Accordingly, our independent accountants have included in our financial statements a going concern qualification footnote. There can be no assurance that we will be successful in implementing our business plan.

      We are currently involved in the development, ownership, marketing and management of tower facilities for the wireless telecommunications industry. Currently all of the tower facilities we have constructed and are developing are located in Georgia and South Carolina. We are currently leasing, and anticipate continuing to lease, both ground and tower space at our facilities to wireless service providers for the installation of their equipment and antennas.

      Although we have constructed and anticipate continuing to develop standard tower facilities, we also anticipate developing "capacity sites" or sites in areas where a carrier's ability to maintain existing calls are currently limited. These capacity sites are critical to a carrier's quality of service, reduction of dropped call ratios and the minimization of "churn" or customer initiated disconnection of wireless services. It is anticipated that as carriers continue to expand services, including the increased sales of handsets and the offering of additional services such as data and video, the needs for the development of capacity sites should continue to grow.

      We anticipate developing sites required by wireless telecommunication service providers as they expand their coverage areas. In addition, we will review opportunities to purchase existing facilities that may offer growth potential.

RECENT ACCOUNTING PRONOUNCEMENTS

      SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities;

      SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity;

      FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - an Interpretation of FASB Statements No. 5, 57 and 107;

      FASB Interpretation No. 46, Consolidation of Variable Interest Entities.

      EITF Issues No. 00-21, 01-8, 02-3, 02-9, 02-17, 02-18, 03-1, 03-5, 03-7,
03-10 and 02-16.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2004, AS COMPARED TO THE THREE MONTH ENDED MARCH 31, 2003

      On February 23, 2003, we consummated a share exchange transaction with Alliance Towers, Inc., a private company that was incorporated in the State of Florida on December 3, 2002. On February 13, 2003, we consummated a share exchange transaction with Alliance Towers, Inc., whereby we issued 1,036,000,000 shares of our common stock in exchange for all of the outstanding common stock of Alliance Towers, Inc. Alliance Towers, Inc. will be treated as the acquiring entity for accounting purposes and we will be treated as the surviving entity for legal purposes.

      REVENUES. For the three months ended March 31, 2004, we had revenues of $21,840, as compared to revenues of $0 for the three months ended March 31, 2003. This increase is attributable to lease proceeds we received on recently completed tower facilities. Our Company currently has four communication towers operating with one carrier on each tower.

      OPERATING EXPENSES. For the three months ended March 31, 2004, we had operating expenses of $81,854, compared to 43,021 for the three months ended March 31, 2003, an increase of $38,833 or 90.3%. This increase is primarily attributable to increased payroll expenses, professional fees and consulting expenses that were incurred as a result of our development of tower facilities for the wireless communications industry, as well as the increase in cost of operating the communication towers together with depreciation expense which was not incurred in the three months ended March 31, 2003.

      NET INCOME (LOSS). For the three months ended March 31 2004 we had a net loss of $64,475, compared to $44,979 for the three months ended March 31, 2003, an increase of $19,496 or 43.3%. This increase is primarily attributable to the increased operating expenses that we incurred as a result of our development of tower facilities for the wireless communications industry.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003, AS COMPARED TO THE YEAR ENDED DECEMBER 31, 2002

      On February 13, 2003, we consummated a share exchange transaction with Alliance Tower, Inc., a private company that was incorporated in the State of Florida on December 3, 2002. On February 13, 2003, we consummated a share exchange transaction with Alliance Tower, Inc., whereby we issued 1,036,000,000 shares of our common stock in exchange for all of the outstanding common stock of Alliance Tower, Inc. Alliance Tower, Inc. will be treated as the acquiring entity for accounting purposes and we will be treated as the surviving entity for legal purposes. Because Alliance Tower, Inc. was incorporated December 2, 2002, the financial statements for the year ended December 31, 2002 are not reflective of a full year's operation.

      REVENUES. For the year ended December 31, 2003, we had revenues of $1,919, as compared to revenues of $0 for the year ended December 31, 2002. This increase is attributable to lease proceeds we received on recently completed tower facilities.

      OPERATING EXPENSES. For the year ended December 31, 2003, we had total operating expenses of $270,240, as compared to total operating expenses of $10,360 for the year ended December 31, 2002, an increase of $259,880 or 2,608.5%. This increase is primarily attributable to increased payroll expenses, professional fees and consulting expenses that were incurred as a result of our development of tower facilities for the wireless communications industry.

      NET INCOME (LOSS). For the year ended December 31, 2003, we had a net loss of $279,689, as compared to a net loss of $10,360 for the year ended December 31, 2002, an increase of $269,329 or 2,699.7%. This increase is primarily attributable to the increased operating expenses that we incurred as a result of our development of tower facilities for the wireless communications industry.

LIQUIDITY AND CAPITAL RESOURCES

      As of March 31, 2004, we had $8,777 cash-on-hand compared to $0 as of March 31, 2003. As of March 31, 2004, our total current liabilities exceed our current assets by $1,306,173.

WORKING CAPITAL

      We had a net working capital deficit of $1,306,173 at March 31, 2004, as compared to a net working capital deficit of $222,389 at March 31, 2003, an increase of $1,083,784 or 487.3%. The increase in working capital deficit was a result of the completion of four communication towers and accumulated payroll and other expenses through March 31, 2004.

CASH FLOW FROM OPERATING ACTIVITIES

      Net cash provided by operating activities for the three months ended Mach 31, 2004 and 2003 was $75,495 and $0 respectively. The increase is attributable to our increased business activity after entering the communication tower industry subsequent to the share exchange transaction in February 2003 with Alliance Towers, Inc.

CASH FLOW FROM INVESTING ACTIVITIES

      Net cash used by investing activities for the three months ended March 31, 2004 was $212,682 as compared to $0 for the same period in 2003. The increase is attributable to the construction of four tower sites which are currently in accounts payable.

CASH FLOW FROM FINANCING ACTIVITIES

      Net cash provided by financing activities for the three months ended March 31, 2004 was $145,931 as compared to $0 for the three months ended March 31, 2003. The increase is attributable to the issuance of a note payable and the accumulation of accounts payable which assisted us in the completion of four communication towers.

      We will need to raise additional capital to fund our business operations and to develop our Company's business strategy for the next twelve months and beyond. We have no cash resources currently available to satisfy our cash requirements for the next twelve (12) months.

      As of May 25, 2004, we issued a Secured Convertible Debenture to Cornell Capital Partners in the principal amount of $500,000. The convertible debenture accrues interest at the rate of 5% per year. At Alliance Towers' option, the entire principal amount and all accrued interest can be either: (i) paid to the holder of the convertible debenture on the third-year anniversary of the convertible debenture or (ii) converted into shares of Alliance Towers common stock. The convertible debenture is convertible into shares of our common stock as a price per share that is equal to the lesser of: (i) an amount equal to 120% of the closing bid price of our common stock as of the date of the convertible debenture or (ii) an amount equal to 80% of the average of the lowest daily volume weighted average price of our common stock for the five trading days immediately preceding the conversion date. The convertible debenture accrues interest at a rate of 5% per year and is convertible at the holder's option. The convertible debenture has a term of 3 years and is secured by all of our assets. At Alliance Towers' option, the convertible debenture may be paid in cash or converted into shares of our common stock unless converted earlier by the holder. Except after an event of default, as set forth in the Secured Convertible Debenture, the holder is not entitled to convert such debenture for a number of shares of our common stock in excess of that number of shares which, upon giving effect to such conversion, would cause the aggregate number of shares of common stock beneficially held by such holder and its affiliated to exceed 4.99% of our outstanding shares of common stock. After our 15C 211 application filed with the NASD is declared effective, we will issue a second Secured Convertible Debenture to Cornell Capital Partners in the principal amount of $125,000 upon the same terms and conditions as the first Secured Convertible Debenture described above. After we file a registration statement with the Securities and Exchange Commission registering the shares of common stock underlying the convertible debenture, we will issue a third Secured Convertible Debenture to Cornell Capital Partners in the principal amount of $125,000 upon the same terms and conditions as the first Secured Convertible Debenture above.

      On May 25, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $10.0 million. The amount of each advance is subject to an aggregate maximum advance amount of $750,000 in any thirty-day period, provided that each advance may not exceed $250,000. Cornell Capital Partners will purchase shares of our common stock for a 1% discount to the lowest closing bid price of our common stock for the 5 days immediately following the notice date. In addition, Cornell Capital Partners will retain 4% of each advance under the Standby Equity Distribution Agreement and receive a one-time commitment fee of $490,000, payable by the issuance of a convertible debenture. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price.

      CHANGES IN NUMBER OF EMPLOYEES. Our Company currently has two (2) employees, Robert Sandburg, our Chief Executive Officer, and Michael Delin, our Chief Financial Officer. We are currently reviewing our personnel needs for 2003 and beyond. As of the date hereof, we do not anticipate hiring any employees until we develop additional sites and/or broadband areas.

GOING CONCERN OPINION

      Our independent auditors have added an explanatory paragraph in connection with the December 31, 2003 financial statements which states that Alliance Towers does not have significant cash or other material assets to cover our operating costs and to allow us to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                             DESCRIPTION OF BUSINESS

      We are a development stage company that has had no operations or income since our inception in 1997. We were incorporated in the State of Florida on July 10, 1997 as August Project 1 Corp. We were formed for the sole purpose of acquiring or merging with an operating company. On January 27, 2000, Lido Capital Corporation, a Florida corporation ("Lido"), purchased 97.3% of the then-outstanding common stock of our Company from Eric Littman, our controlling shareholder at the time. As previously reported, in April 2000, we acquired by merger USWebauctions, Inc. ("USWA"), in which our Company adopted the same name. On July 13, 2000, the acquisition was rescinded.

      Since the rescission, we have been active in seeking potential operating businesses and business opportunities, with the intent to acquire or merge with such businesses. On February 5, 2001, our company entered into a non-binding Memorandum of Understanding to merge with A-1 Cellular, Inc., an operating business ("A-1 Cellular"). On July 12, 2001, we entered into a definitive Stock Purchase Agreement with A-1 Cellular. This transaction was subject to a number of contingencies, including the filing and effectiveness of a registration statement to be filed. On March 2002, we terminated the Stock Purchase Agreement with A-1 Cellular due to the failure to consummate the transaction within ninety
(90) days from July 12, 2001.

      On January 31, 2003, we completed a 12-for-1 forward stock split. Prior to the 12-for-1 forward stock split, we had 8,306,000 shares of common stock issued and outstanding and subsequent to the forward split we had 99,672,000 shares of common stock issued and outstanding. On February 4, 2003, we amended our Articles of Incorporation to change our name to Alliance Towers, Inc. and increase our authorized common stock to 5,000,000,000 shares. On February 13, 2003, we consummated a share exchange transaction with Alliance Tower, Inc., a private company ("Alliance"), whereby we issued 1,036,000,000 shares of our common stock in exchange for all of the outstanding common stock of Alliance. Alliance will be treated as the acquiring entity for accounting purposes and our Company will be treated as the surviving entity for legal purposes. Immediately following the consummation of the share exchange transaction, Earl T. Ingarfield resigned as President and a Director of our Company and Robert Sandburg became our President, Chief Executive Officer and a Director.

      We have been in the development stage since inception and have undertaken limited business operations to date. We have $8,777 cash on-hand and total current assets in an amount equal to $30,227. We currently do not have a source of revenue to cover operating costs to allow us to continue as a going concern. Accordingly, our independent accountants have included in our financial statements a going concern qualification footnote. There can be no assurance that we will be successful in implementing our business plan.

      We are currently involved in the development, ownership, marketing and management of tower facilities for the wireless telecommunications industry. Currently all of the tower facilities we have constructed and are developing are located in Georgia and South Carolina. We are currently leasing and anticipate continuing to lease both ground and tower space at our facilities to wireless service providers for the installation of their equipment and antennas.

      Although we have constructed and anticipate continuing to develop standard tower facilities, we also anticipate developing "capacity sites" or sites in areas where a carrier's ability to maintain existing calls are currently limited. These capacity sites are critical to a carrier's quality of service, reduction of dropped call ratios and the minimization of "churn" or customer initiated disconnection of wireless services. It is anticipated that as carriers continue to expand services, including the increased sales of handsets and the offering of additional services such as data and video, the needs for the development of capacity sites should continue to grow.

      We anticipate developing sites required by wireless telecommunication service providers as they expand their coverage areas. In addition, we will review opportunities to purchase existing facilities that may offer growth potential.

      The following is a description of the status of our current tower sites.

AS OF JUNE 30, 2004, WE HAD COMPLETED CONSTRUCTION OF THE FOLLOWING SITES

OUSLEY TOWER FACILITY

      The Ousley Tower Facility is located in Brooks County, GA. The facility is located on a leased parcel of property. The ground lease has been executed and the initial lease term is five (5) years with five (5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Five Hundred Dollars ($500) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Cingular Wireless is the anchor tenant. As per the executed Letter of Intent, the Carrier Lease Agreement's rent is at One Thousand Seven Hundred and Fifty Dollars ($1750) per month with 3% escalation yearly. One years rent to be paid in advance. The initial term is for five (5) years with five (5), five (5) year automatic renewals (total 30 years) unless terminated by Cingular Wireless prior to the renewal dates. The Carrier Lease Agreement has been executed by Cingular. Rent started upon the completion of construction of the facility. The Facility is constructed.

NORMAN TOWER FACILITY

      The Norman Tower Facility is located in Colquitt County, GA. The facility is located on a leased parcel of property. The ground lease has been executed and the initial lease term is five (5) years with five (5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Five Hundred Dollars ($500) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Cingular Wireless is the anchor tenant. As per the executed Letter of Intent, the Carrier Lease Agreement's rent is at One Thousand Seven Hundred and Fifty Dollars ($1750) per month with 3% escalation yearly. One years rent to be paid in advance. The initial term is for five (5) years with five (5), five (5) year automatic renewals (total 30 years) unless terminated by Cingular Wireless prior to the renewal dates. The Carrier Lease Agreement has been executed by Cingular. Rent started upon the completion of construction of the facility. The Facility is constructed.

PINEBORO TOWER FACILITY

      The Pineboro Tower Facility is located in Colquitt County, GA. The facility is located on a leased parcel of property. The ground lease has been executed and the initial lease term is five (5) years with five (5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Five Hundred Dollars ($500) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Cingular Wireless is the anchor tenant. As per the executed Letter of Intent, the Carrier Lease Agreement's rent is at One Thousand Seven Hundred and Fifty Dollars ($1750) per month with 3% escalation yearly. One years rent to be paid in advance. The initial term is for five (5) years with five (5), five (5) year automatic renewals (total 30 years) unless terminated by Cingular Wireless prior to the renewal dates. The Carrier Lease Agreement has been executed by Cingular. Rent started upon the completion of construction of the facility. The Facility is constructed.

GREENS CUT TOWER FACILITY

      The Greens Cut Tower Facility will be located in Burke County, GA. The facility will be located on a leased parcel of property. The ground lease has been executed and the initial lease term is for five (5) years with five (5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Six Hundred Dollars ($600) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Verizon Wireless is the anchor tenant. The Carrier Lease Agreement's rate will be at One Thousand Eight Hundred Dollars ($1800) per month with 3% escalation yearly. The initial term is for five (5) years with five (5), five (5) year automatic renewals (total 30 years) unless terminated by Verizon Wireless prior to the renewal dates. The Carrier Lease Agreement is executed. Rental Payments have been invoiced to Verizon. The facility is constructed.

AS OF JUNE 30, 2004, WE ARE IN CONSTRUCTION ON THE FOLLOWING SITES

GEORGETOWN TOWER FACILITY

      The Georgetown Tower Facility will be located in Georgetown County, SC. The Facility will be located on a leased parcel of property owned by Georgetown County. The ground lease has been approved and the initial lease term is for ten
(10) years with nine (9), five (5) year terms (total 55 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is $10 per year with no escalation. Georgetown County's Department of Emergency Services is the anchor tenant. The Department's Lease Agreement rate will be Seven Hundred Fifty Dollars ($750) per month with 2% escalation per year. The initial term is for ten (10) years with four (4), five (5) year automatic renewals (30 year total) unless terminated by the County prior to the renewal period. The County's Lease Agreement is approved. Rent shall start upon the completion of construction of the facility which is currently in construction.

WILSON TOWER FACILITY

      The Wilson Tower Facility will be located in Wilcox County, GA. The facility will be located on a leased parcel of property. A ground lease has been executed which has an initial term of five (5) years with five (5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Five Hundred Dollars ($500) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Cingular Wireless is the anchor tenant for the facility. The Tower Collocation Lease has been executed by both parties and a Notice to Proceed has been issued to Alliance. The Carrier Lease Agreement's rate will be at Twenty One Thousand Six Hundred Dollars ($21,600) per year, payable in advance, with 3% escalation yearly. The initial term is for ten (10) years with four (4) subsequent, five (5) year automatic renewals (total 30 years) unless terminated by Cingular Wireless prior to the renewal dates. Rent shall start upon the completion of construction of the facility which is currently in construction.

AS OF JUNE 30, 2004, WE ARE CURRENTLY IN DEVELOPMENT ON THE FOLLOWING SITES

SMITH TOWER FACILITY

      The Smith Tower Facility will be located in Colquitt County, GA. The facility will be located on a leased parcel of property. The ground lease, whose terms and conditions have been accepted by the landowner, is currently in process. The proposed lease's initial term is for five (5) years with five (5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. The proposed rent is Three Hundred Dollars ($300) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Cingular Wireless is the anchor tenant. As per the executed Letter of Intent, the Carrier Lease Agreement's rent will be at One Thousand Seven Hundred and Fifty Dollars ($1750) per month with 3% escalation yearly. One years rent to be paid in advance. The initial term is for five (5) years with five (5), five (5) year automatic renewals (total 30 years) unless terminated by Cingular Wireless prior to the renewal dates. Rent shall start upon the completion of construction of the facility which is currently on hold by Cingular.

LINE TOWER FACILITY

      The Line Tower Facility will be located in Coweta County, GA. The facility will be located on a leased parcel of property. The proposed ground lease, currently under negotiations, has an initial term of five (5) years with five
(5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Five Hundred Dollars ($500) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Cingular Wireless is the anchor tenant. The Letter of Intent for the site has been submitted to Cingular for signature. The Carrier Lease Agreement's rate will be at One Thousand Seven Hundred and Fifty Dollars ($1750) per month with 3% escalation yearly. One years rent to be paid in advance. The initial term is for five (5) years with five
(5), five (5) year automatic renewals (total 30 years) unless terminated by Cingular Wireless prior to the renewal dates. Rent shall start upon the completion of construction of the facility which is currently scheduled in the 3rd quarter of calendar year 2004.

EAST CRISP TOWER FACILITY

      The East Crisp Tower Facility will be located in Crisp County, GA. The facility will be located on a leased parcel of property. A ground lease has been executed which has an initial term of five (5) years with five (5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Four Hundred Dollars ($400) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Cingular Wireless is the anchor tenant for the facility. The Tower Collocation Lease has been executed by both parties and a Notice to Proceed has been issued to Alliance. The Carrier Lease Agreement's rate will be at Twenty One Thousand Six Hundred Dollars ($21,600) per year, payable in advance, with 3% escalation yearly. The initial term is for ten (10) years with four (4) subsequent, five (5) year automatic renewals (total 30 years) unless terminated by Cingular Wireless prior to the renewal dates. Rent shall start upon the completion of construction of the facility which is currently scheduled in calendar year 2004.

EMPIRE TOWER FACILITY

      The Empire Tower Facility will be located in Dodge County, GA. The facility will be located on a leased parcel of property. A ground lease has been executed which has an initial term of five (5) years with five (5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Four Hundred Dollars ($400) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Cingular Wireless is the anchor tenant for the facility. The Tower Collocation Lease has been executed by both parties and a Notice to Proceed has been issued to Alliance. The Carrier Lease Agreement's rate will be at Twenty One Thousand Six Hundred Dollars ($21,600) per year, payable in advance, with 3% escalation yearly. The initial term is for ten (10) years with four (4) subsequent, five (5) year automatic renewals (total 30 years) unless terminated by Cingular Wireless prior to the renewal dates. Rent shall start upon the completion of construction of the facility which is currently scheduled in calendar year 2004.

GRESSTON TOWER FACILITY

      The Gresston Tower Facility will be located in Dodge County, GA. The facility will be located on a leased parcel of property. A ground lease has been executed which has an initial term of five (5) years with five (5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Four Hundred Dollars ($400) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Cingular Wireless is the anchor tenant for the facility. The Tower Collocation Lease has been executed by both parties and a Notice to Proceed has been issued to Alliance. The Carrier Lease Agreement's rate will be at Twenty One Thousand Six Hundred Dollars ($21,600) per year, payable in advance, with 3% escalation yearly. The initial term is for ten (10) years with four (4) subsequent, five (5) year automatic renewals (total 30 years) unless terminated by Cingular Wireless prior to the renewal dates. Rent shall start upon the completion of construction of the facility which is currently scheduled in calendar year 2004.

MILL CREEK TOWER FACILITY

      The Mill Creek Tower Facility will be located in Wheeler County, GA. The facility will be located on a leased parcel of property. A ground lease has been executed which has an initial term of five (5) years with five (5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Four Hundred Dollars ($400) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Cingular Wireless is the anchor tenant for the facility. The Tower Collocation Lease has been executed by both parties and a Notice to Proceed has been issued to Alliance. The Carrier Lease Agreement's rate will be at Twenty One Thousand Six Hundred Dollars ($21,600) per year, payable in advance, with 3% escalation yearly. The initial term is for ten (10) years with four (4) subsequent, five (5) year automatic renewals (total 30 years) unless terminated by Cingular Wireless prior to the renewal dates. Rent shall start upon the completion of construction of the facility which is currently scheduled in calendar year 2004.

NEW RED HILL CHURCH TOWER FACILITY

      The New Red Hill Church Facility will be located in Telfair County, GA. The facility will be located on a leased parcel of property. A ground lease has been executed which has an initial term of five (5) years with five (5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Four Hundred Dollars ($400) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Cingular Wireless is the anchor tenant for the facility. The Tower Collocation Lease has been executed by both parties and a Notice to Proceed has been issued to Alliance. The Carrier Lease Agreement's rate will be at Twenty One Thousand Six Hundred Dollars ($21,600) per year, payable in advance, with 3% escalation yearly. The initial term is for ten (10) years with four (4) subsequent, five (5) year automatic renewals (total 30 years) unless terminated by Cingular Wireless prior to the renewal dates. Rent shall start upon the completion of construction of the facility which is currently scheduled in calendar year 2004.

BIG BRANCH TOWER FACILITY

      The Big Branch Tower Facility will be located in Wheeler County, GA. The facility will be located on a leased parcel of property. Alliance currently has an option in place with the landowner during a due diligence period. The proposed ground lease, currently in process, has an initial term of five (5) years with five (5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Four Hundred Dollars ($400) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Cingular Wireless is the anchor tenant for the facility. The Tower Collocation Lease has been executed by both parties and a Notice to Proceed has been issued to Alliance. The Carrier Lease Agreement's rate will be on a sliding scale for the first eighteen (18) months or until such time as a second carrier locates on the site. The rent will be paid in the following manner, Cingular shall pay rent at the rate of Twenty Nine Thousand Four Hundred Dollars ($29,400) for the first years rent, Twenty Five Thousand Five Hundred Thirty Dollars ($25,500) for the second years rent and Twenty One Thousand Six Hundred Dollars ($21,600) the third years rent. The rents will be paid a year in advance with the total of $29,400 due on the Initial Commencement Date, $25,500 due on the one year anniversary of the Commencement Date and $21,600 due on the second year anniversary of the Commencement Date . All remaining rent payments are one year in advance and cover the rental period through the yearly anniversary, at which time the rent amount will be adjusted at three percent per year (3%) above the amount paid the previous year. The adjustment will be included in the payment for year starting on each yearly anniversary of the Commencement Date. Should a second wireless carrier collocate at the facility at any time during the first eighteen months (18 months), ATI will credit $650 per month or a daily proration thereof, from the date the second carrier locates at the facility through either the end of the first year term or the end of the 18 month period should the collocation occur after payment of the second years rent. Any credited amounts due will be deducted from the following years rental rate. The initial term of the lease is for ten (10) years with four (4) subsequent, five (5) year automatic renewals (total 30 years) unless terminated by Cingular Wireless prior to the renewal dates. Rent shall start upon the completion of construction (Commencement Date) of the facility which is currently scheduled in calendar year 2004.

CHAUNCEY TOWER FACILITY

      The Chauncey Tower Facility will be located in Dodge County, GA. The facility will be located on a leased parcel of property. A ground lease has been executed which has an initial term of five (5) years with five (5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Four Hundred Dollars ($400) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Cingular Wireless is the anchor tenant for the facility. The Tower Collocation Lease has been executed by both parties and a Notice to Proceed has been issued to Alliance. The Carrier Lease Agreement's rate will be on a sliding scale for the first eighteen (18) months or until such time as a second carrier locates on the site. The rent will be paid in the following manner, Cingular shall pay rent at the rate of Twenty Nine Thousand Four Hundred Dollars ($29,400) for the first years rent, Twenty Five Thousand Five Hundred Thirty Dollars ($25,500) for the second years rent and Twenty One Thousand Six Hundred Dollars ($21,600) the third years rent. The rents will be paid a year in advance with the total of $29,400 due on the Initial Commencement Date, $25,500 due on the one year anniversary of the Commencement Date and $21,600 due on the second year anniversary of the Commencement Date . All remaining rent payments are one year in advance and cover the rental period through the yearly anniversary, at which time the rent amount will be adjusted at three percent per year (3%) above the amount paid the previous year. The adjustment will be included in the payment for year starting on each yearly anniversary of the Commencement Date. Should a second wireless carrier collocate at the facility at any time during the first eighteen months (18 months), ATI will credit $650 per month or a daily proration thereof, from the date the second carrier locates at the facility through either the end of the first year term or the end of the 18 month period should the collocation occur after payment of the second years rent. Any credited amounts due will be deducted from the following years rental rate. The initial term of the lease is for ten (10) years with four (4) subsequent, five (5) year automatic renewals (total 30 years) unless terminated by Cingular Wireless prior to the renewal dates. Rent shall start upon the completion of construction (Commencement Date) of the facility which is currently scheduled in calendar year 2004.

DAVIS TOWER FACILITY

      The Davis Tower Facility will be located in Pulaski County, GA. The facility will be located on a leased parcel of property. Alliance currently has an option in place with the landowner during a due diligence period. The proposed ground lease, currently in process, has an initial term of five (5) years with five (5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Four Hundred Dollars ($400) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Cingular Wireless is the anchor tenant for the facility. Tower Collocation Lease has been executed by both parties and a Notice to Proceed has been issued to Alliance. The Carrier Lease Agreement's rate will be on a sliding scale for the first eighteen (18) months or until such time as a second carrier locates on the site. The rent will be paid in the following manner, Cingular shall pay rent at the rate of Twenty Nine Thousand Four Hundred Dollars ($29,400) for the first years rent, Twenty Five Thousand Five Hundred Thirty Dollars ($25,500) for the second years rent and Twenty One Thousand Six Hundred Dollars ($21,600) the third years rent. The rents will be paid a year in advance with the total of $29,400 due on the Initial Commencement Date, $25,500 due on the one year anniversary of the Commencement Date and $21,600 due on the second year anniversary of the Commencement Date. All remaining rent payments are one year in advance and cover the rental period through the yearly anniversary, at which time the rent amount will be adjusted at three percent per year (3%) above the amount paid the previous year. The adjustment will be included in the payment for year starting on each yearly anniversary of the Commencement Date. Should a second wireless carrier collocate at the facility at any time during the first eighteen months (18 months), ATI will credit $650 per month or a daily proration thereof, from the date the second carrier locates at the facility through either the end of the first year term or the end of the 18 month period should the collocation occur after payment of the second years rent. Any credited amounts due will be deducted from the following years rental rate. The initial term of the lease is for ten (10) years with four (4) subsequent, five (5) year automatic renewals

(total 30 years) unless terminated by Cingular Wireless prior to the renewal dates. Rent shall start upon the completion of construction (Commencement Date) of the facility which is currently scheduled in calendar year 2004.

DODGE HIGH TOWER FACILITY

      The Dodge High Tower Facility will be located in Dodge County, GA. The facility will be located on a leased parcel of property. A ground lease has been executed which has an initial term of five (5) years with five (5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Four Hundred Dollars ($400) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Cingular Wireless is the anchor tenant for the facility. The Letter of Intent for the site has been executed by Cingular and a Notice to Proceed has been issued to Alliance. The Carrier Lease Agreement's rate will be on a sliding scale for the first eighteen (18) months or until such time as a second carrier locates on the site. The rent will be paid in the following manner, Cingular shall pay rent at the rate of Twenty Nine Thousand Four Hundred Dollars ($29,400) for the first years rent, Twenty Five Thousand Five Hundred Thirty Dollars ($25,500) for the second years rent and Twenty One Thousand Six Hundred Dollars ($21,600) the third years rent. The rents will be paid a year in advance with the total of $29,400 due on the Initial Commencement Date, $25,500 due on the one year anniversary of the Commencement Date and $21,600 due on the second year anniversary of the Commencement Date. All remaining rent payments are one year in advance and cover the rental period through the yearly anniversary, at which time the rent amount will be adjusted at three percent per year (3%) above the amount paid the previous year. The adjustment will be included in the payment for year starting on each yearly anniversary of the Commencement Date. Should a second wireless carrier collocate at the facility at any time during the first eighteen months (18 months), ATI will credit $650 per month or a daily proration thereof, from the date the second carrier locates at the facility through either the end of the first year term or the end of the 18 month period should the collocation occur after payment of the second years rent. Any credited amounts due will be deducted from the following years rental rate. The initial term of the lease is for ten (10) years with four (4) subsequent, five (5) year automatic renewals (total 30 years) unless terminated by Cingular Wireless prior to the renewal dates. Rent shall start upon the completion of construction (Commencement Date) of the facility which is currently scheduled in calendar year 2004.

HUNTINGTON TOWER FACILITY

      The Huntington Tower Facility will be located in Sumter County, GA. The facility will be located on a leased parcel of property. A ground lease has been executed which has an initial term of five (5) years with five (5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Four Hundred Dollars ($400) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Cingular Wireless is the anchor tenant for the facility. The Tower Collocation Lease has been executed by both parties and a Notice to Proceed has been issued to Alliance. The Carrier Lease Agreement's rate will be at Twenty One Thousand Six Hundred Dollars ($21,600) per year, payable in advance, with 3% escalation yearly. The initial term is for ten (10) years with four (4) subsequent, five (5) year automatic renewals (total 30 years) unless terminated by Cingular Wireless prior to the renewal dates. Rent shall start upon the completion of construction of the facility which is currently scheduled in calendar year 2004.

LAMAR TOWER FACILITY

      The Lamar Tower Facility will be located in Sumter County, GA. The facility will be located on a leased parcel of property. A ground lease has been executed which has an initial term of five (5) years with five (5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Four Hundred Dollars ($400) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Cingular Wireless is the anchor tenant for the facility. The Letter of Intent for the site has been executed by Cingular and a Notice to Proceed has been issued to Alliance. The Carrier Lease Agreement's rate will be on a sliding scale for the first eighteen (18) months or until such time as a second carrier locates on the site. The rent will be paid in the following manner, Cingular shall pay rent at the rate of Twenty Nine Thousand Four Hundred Dollars ($29,400) for the first years rent, Twenty Five Thousand Five Hundred Thirty Dollars ($25,500) for the second years rent and Twenty One Thousand Six Hundred Dollars ($21,600) the third years rent. The rents will be paid a year in advance with the total of $29,400 due on the Initial Commencement Date, $25,500 due on the one year anniversary of the Commencement Date and $21,600 due on the second year anniversary of the Commencement Date. All remaining rent payments are one year in advance and cover the rental period through the yearly anniversary, at which time the rent amount will be adjusted at three percent per year (3%) above the amount paid the previous year. The adjustment will be included in the payment for year starting on each yearly anniversary of the Commencement Date. Should a second wireless carrier collocate at the facility at any time during the first eighteen months (18 months), ATI will credit $650 per month or a daily proration thereof, from the date the second carrier locates at the facility through either the end of the first year term or the end of the 18 month period should the collocation occur after payment of the second years rent. Any credited amounts due will be deducted from the following years rental rate. The initial term of the lease is for ten (10) years with four (4) subsequent, five (5) year automatic renewals (total 30 years) unless terminated by Cingular Wireless prior to the renewal dates. Rent shall start upon the completion of construction (Commencement Date) of the facility which is currently scheduled in calendar year 2004.

MILAN TOWER FACILITY

      The Milan Tower Facility will be located in Dodge County, GA. The facility will be located on a leased parcel of property. Alliance currently has an option in place with the landowner during a due diligence period. The proposed ground lease, currently in process, has an initial term of five (5) years with five
(5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Four Hundred Dollars ($400) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Cingular Wireless is the anchor tenant for the facility. The Tower Collocation Lease has been executed by both parties and a Notice to Proceed has been issued to Alliance. The Carrier Lease Agreement's rate will be at Twenty One Thousand Six Hundred Dollars ($21,600) per year, payable in advance, with 3% escalation yearly. The initial term is for ten (10) years with four (4) subsequent, five (5) year automatic renewals (total 30 years) unless terminated by Cingular Wireless prior to the renewal dates. Rent shall start upon the completion of construction of the facility which is currently scheduled in calendar year 2004.

SASSER TOWER FACILITY

      The Sasser Tower Facility will be located in Terrell County, GA. The facility will be located on a leased parcel of property. The ground lease has been executed and the initial lease term is for five (5) years with five (5), five-year automatic renewals (total 30 years) unless terminated by Alliance Towers prior to the renewal dates. Rent is Six Hundred Dollars ($600) per month with 10% escalation beginning on the anniversary of every five-year term and commences upon the start of construction. Verizon Wireless is the anchor tenant. The Carrier Lease Agreement's rate will be at One Thousand Eight Hundred Dollars ($1800) per month with 3% escalation yearly. The initial term is for five (5) years with five (5), five (5) year automatic renewals (total 30 years) unless terminated by Verizon Wireless prior to the renewal dates. The Carrier Lease Agreement is executed. Rent shall start upon the issuance of a building permit for construction of the facility which is currently scheduled in the 3rd quarter of calendar year 2004.

      The tower facilities currently in development are guyed tower facilities with tower structures ranging between two hundred sixty feet (260 ft.) and three hundred sixty feet (360 ft.) in height. Both the compound areas and towers are designed to accommodate 4 to 5 wireless carries. The only exceptions to this criteria is the Georgetown Facility, that is designed for 4 carries and the Georgetown County Emergency Service's equipment and the Line Facility that will have a 195 ft. monopole structure designed to accommodate three wireless carriers.

OMEGA TOWER FACILITY

      The Omega Tower Facility was cancelled by Alliance/Cingular due to a re-engineering of the network requirements in that given area.

SITES IN SITE ACQUISITION AND LEASING PROCESS

      Alliance Towers is currently in the site acquisition and leasing process on twelve additional sites in Georgia. The sites are based upon the projected requirements for locations by Verizon, Cingular and other wireless carriers for the proposed 2004 network expansions. Alliance Towers currently has one lease option completed in Randolph County and one lease in negotiations in Webster County. Preliminary scouting and zoning reports have been prepared on all site area locations.

      We also anticipate offering tower management and marketing services to customers who may own tower facilities, but who may prefer to contract these services to others.

                                   MANAGEMENT

      Information concerning our current executive officers and directors is set forth in the following table:

             NAME:                    AGE:       POSITION:
------------------------------------- ---------  -----------------------------------------------

             Robert Sandburg          54         President, Chief Executive Officer and Director
             Michael Delin            41         Chief Financial Officer and Director

      The following is a brief description of the background of the directors and executive officers of Alliance Towers.

      ROBERT SANDBURG. Mr. Robert Sandburg has served as President and Chief Executive Officer of Alliance Towers, Inc. since February 2003. Mr. Sandburg has over thirty-two years general management, engineering and construction experience with large multinational corporations, as well as companies in their early stages of development. Mr. Sandburg was the co-founder and a principal in two telecommunications businesses and was a Director of Site Development during the initial development and launch of services by Primeco Communications, now Verizon Wireless. Mr. Sandburg has experience in the implementation and development of management systems for start-up businesses. Prior to joining Alliance Towers, Inc, Mr. Sandburg co-founded and was Chief Operating Officer and Senior Vice President of RL Wireless, Inc. and Telecom Management Corporation. Both RL Wireless and Telecom Management provided development, engineering and construction services to the wireless communication industry. From November 1999 to January 2000 Mr. Sandburg was President of the Sandburg Group, a development and construction consulting firm. Prior to that, from May 1997 to November 1999, Mr. Sandburg was Senior Vice President and a principal of OPM-USA/American Tower Corporation. Mr. Sandburg was responsible for the operations of this tower development infrastructure company and the milestones set under the purchase agreement for the seventy million dollar sale of OPM-USA to American Tower. From June 1995 to April 1997, Mr. Sandburg held the position of Director of Site Development for Primeco Communications (currently Verizon Wireless) during its start-up and launch of PCS services in the southeast region. From May 1982 to October 1994, Mr. Sandburg held numerous management positions for Zurn/NEPCO, a wholly owned subsidiary of Zurn Industries. While at Zurn/NEPCO, Mr. Sandburg served as Project Manager, Manager of Estimating/Cost Control and Scheduling, Manager of Sales and Director of Business Development both national and international. From 1980 through 1982, Mr. Sandburg was Project Manager for GWI International overseeing the construction of the Metrorail mass transit project in Miami, FL. Prior to GWI International, Mr. Sandburg was Project Engineer from 1978 to 1980 for BOECON, the construction subsidiary of the Boeing Companies. From 1970 to 1978, Mr. Sandburg held engineering and management positions with Brown and Root Construction, J.A. Jones Construction and Keith and Schnars Engineering Corporation. Mr. Sandburg is licensed real estate agent in the state of Florida and sat on the Board of Directors for the Florida Business Roundtable.

      MICHAEL S. DELIN. Mr. Delin has served as Chief Financial Officer of Alliance Towers, Inc. since February 2003. Mr. Delin began his accounting career as an Assistant Accountant for Gulf and Bay Club Condominium Association, Inc. ("Gulf Club") in 1989. In March 2002, Mr. Delin was appointed as the lead Accountant of Gulf Club. Mr. Delin is also the sole proprietor and operator of an accounting and tax preparation service. Mr. Delin was appointed as a director, Chief Financial Officer and as Treasurer of Central Wireless, Inc. on June 28, 2002, in connection with the acquisition of assets from KRC. Effective March 5, 2003, Mr. Delin resigned as an officer and director of Central Wireless, Inc. Mr. Delin is a graduate of the University of South Florida with a Bachelor of Arts degree in Accounting.

DIRECTORS

      Our Board of Directors consists of three (3) seats. Directors serve for a term of one (1) year and stand for election at an annual meeting of stockholders. Pursuant to our Bylaws, a majority of directors may appoint a successor to fill any vacancy on the Board of Directors.

COMMITTEES

      Alliance Towers does not currently have any committees of the Board of Directors.

COMPENSATION OF DIRECTORS

      Members of our Board of Directors do not receive cash or share-based compensation.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other of our equity securities. Officers, directors and greater than 10% shareholders are required by Securities and Exchange regulations to furnish us copies of all Section 16(a) forms they file.

      To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

ITEM 10.  EXECUTIVE COMPENSATION

      The following table provides information about the compensation paid by our Company to its Chief Executive Officer and all other current executive officers who were serving as executive officers during fiscal years ended December 31, 2002, 2001 and 2000, respectively, and who received in excess of $100,000:

                                         ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                                        ---------------------      -----------------------------------------------------------------
                                                                                       RESTRICTED     SECURITIES
                                                                     OTHER ANNUAL        STOCK        UNDERLYING       ALL OTHER
                                                                     COMPENSATION       AWARD(S)       OPTIONS        COMPENSATION
NAME AND PRINCIPAL POSITION(S)      YEAR    SALARY ($)    BONUS ($)      ($)              ($)            (#S)             ($)
-------------------------------  --------  -----------  -----------  ------------    ---------------  -----------  -----------------
Robert Sandburg (1)               2003         65,000          --            --               --           --                 --
Chief Executive Officer and       2002             --          --            --               --           --                 --
President                         2001             --          --            --               --           --                 --

Earl T. Ingarfield (2)            2002             --          --            --               --           --                 --
Former Chief Executive Officer,   2001             --          --            --               --           --                 --
President and Chairman of the     2000             --          --            --               --           --                 --
Board of Directors


----------

(1)   Mr. Sandburg became Chief Executive Officer and President on February 13,
      2003
(2) Mr. Ingarfield became Chief Executive Officer, President and Chairman of the Board of Directors in January 1999. Effective February 5, 2003, Mr. Ingarfield resigned as Chief Executive Officer, President and Chairman of the Board of Directors.

                        AGGREGATED OPTIONS/SAR EXERCISES
                             IN LAST FISCAL YEAR AND
                       FISCAL YEAR END OPTIONS/SAR VALUES

                                                                                  NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                      SHARES                                     UNDERLYING UNEXERCISED            IN-THE-MONEY
                                   ACQUIRED ON                VALUE                 OPTIONS/SARS AT               OPTIONS/SARS AT
                NAME                 EXERCISE              REALIZED ($)             FISCAL YEAR END               FISCAL YEAR END
---------------------------------  -----------   ------------------------------ ------------------------      ----------------------
Robert Sandburg (1)                       --                     --           Exercisable:              --                  --
Chief Executive Officer and                                                   Unexercisable:            --                  --
President

Earl T. Ingarfield                        --                     --           Exercisable:              --                  --
Former Chief Executive Officer,                                               Unexercisable:            --                  --
President and Chairman of the
Board of Directors

----------

(1)   Mr. Sandburg became Chief Executive Officer and President on February 13,
      2003
(2) Mr. Ingarfield became Chief Executive Officer, President and Chairman of the Board of Directors in January 1999. Effective February 5, 2003, Mr. Ingarfield resigned as Chief Executive Officer, President and Chairman of the Board of Directors.

                             OPTION/SAR GRANTS TABLE

                                                                       % TOTAL
                                         NO. OF SECURITIES           OPTIONS/SARS
                                      UNDERLYING OPTIONS/SARS    GRANTED TO EMPLOYEES   EXERCISE OR BASE PRICE
          NAME                               GRANTED (#)           IN FISCAL YEAR (%)        ($ PER SHARE)        EXPIRATION DATE
-----------------------------        ------------------------   ---------------------   ----------------------   -----------------
Robert Sandburg (1)                                --                     N/A                  N/A                      N/A
Chief Executive Officer and
President

Earl T. Ingarfield                                 --                     N/A                  N/A                      N/A
Former Chief Executive Officer,
President and Chairman of the
Board of Directors

----------
(1)   Mr. Sandburg became Chief Executive Officer and President on February 13,
      2003
(2) Mr. Ingarfield became Chief Executive Officer, President and Chairman of the Board of Directors in January 1999. Effective February 5, 2003, Mr. Ingarfield resigned as Chief Executive Officer, President and Chairman of the Board of Directors.

STOCK OPTION PLAN

      At the present time, Alliance Towers does not have a stock option plan in place.

EMPLOYMENT AGREEMENTS

      At the present time, Alliance Towers has not entered into employment agreements with Mr. Sandburg or Mr. Delin.

                             DESCRIPTION OF PROPERTY

      Currently our corporate headquarters are located at 4333 South Tamiami Trail, Suite F, Sarasota, Florida 34321. Our corporate headquarters occupies about 300 square feet pursuant to a month-to-month lease, which can be terminated upon 60 days prior notice.

                                LEGAL PROCEEDINGS

      None.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of July 9, 2004, information with respect to the beneficial ownership of our common stock by (i) persons known by us to beneficially own more than five percent of the outstanding shares, (ii) the directors, (iii) each executive officer and (iv) all directors and executive officers as a group.

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                                                                        COMMON STOCK BENEFICIALLY OWNED
                                                    ------------------------------------------------------------------------
NAME AND ADDRESS
   OF BENEFICIAL OWNER:                                 TITLE OF CLASS:              NUMBER                 PERCENT(1)
-----------------------------------------           ----------------------     -----------------     -----------------------
Robert Sandburg                                              Common                     247,900,000                   21.35%
   4333 S. Tamiami Trail, Suite F
   Sarasota, FL 34231

Michael Delin                                                Common                      25,000,000                    2.15%
   4333 S. Tamiami Trail, Suite F
   Sarasota, FL 34231

Kenneth Brand                                                Common                     240,000,000                   20.66%
   4333 S. Tamiami Trail, Suite E
   Sarasota, FL 34231

Central Wireless Inc.                                        Common                     100,000,000                    8.61%
   4333 S. Tamiami Trail, Suite E
   Sarasota, FL 34231

All Officers and Directors as a Group                        Common                     272,900,000                   23.50%
   (Consisting of 2 Individuals)

----------
(1) Applicable percentage of ownership is based on 1,161,160,000 shares of common stock outstanding as of July 9, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of July 9, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of July 9, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During the years ended December 31, 1999 and 2000, Alliance Towers loaned $707,152 to Earl T. Ingarfield, Alliance Towers' former President and to companies controlled by the former President. The loans were unsecured, interest bearing at 8% and due upon demand. During the years December 31, 2000 and 2001, the former President repaid $144,000 and $73,276, respectively of the amounts due to Alliance Towers. On March 16, 2001, the former President returned 3,000,000 shares of common stock originally valued at $0.02 per share for total consideration of $62,500. This amount was deducted from the amount due to Alliance Towers. In 2001, Alliance Towers determined that the former President no longer had the ability to repay the loan. Accordingly, Alliance Towers recognized $457,217 of bad debt expense which represented principal of $427,377 and accrued interest of $29,840.

      As of December 31, 2002 and 2001, Alliance Towers had a note payable-related party with a balance of $95,150. This note payable had an annual interest rate of 8%, was unsecured, and was due on demand. As of December 31, 2002 and 2001, Alliance Towers had received proceeds in the amounts of $95,150 and $0, respectively. As of December 31, 2002 and 2001, this note had accrued interest of $20,229 and $12,617, respectively.

      On January 11, 2001, we issued 3,540,000 shares of common stock valued at $0.02 per share for services. These shares were issued to the controller and two employees of Alliance Towers.

      On February 6, 2001, we issued 850,800 shares of common stock valued at $0.02 per share for services. These shares were issued to Alliance Towers' former President.

      On March 16, 2001, we cancelled 3,000,000 shares of common stock valued at $0.02 per share and reduced accounts receivables from Lido Capital Corporation, which was owned by our former President.

      During the years ended December 31, 2002, we accrued $50,000 for the accounting and management services provided by a former officer and significant stockholder of Alliance Towers.

      During the year ended December 31, 2002, our former President and CEO paid $900 of expenses on behalf of Alliance Towers. The amount is not accruing interest and is payable on demand.

      As of December 31, 2003, Alliance Towers owed the President and CEO of Alliance Towers, the CFO of Alliance Towers, and a significant stockholder of Alliance Towers $24,377, $391 and $61,100, respectively, for expenses paid on behalf of the Company and consulting services provided. The amounts are not accruing interest and are payable on demand.

      As of December 31, 2003, Alliance Towers owed a related company $561,962 for services related to the three new towers constructed during the year ended December 31, 2003. The CEO of the related company is a significant shareholder in Alliance Towers.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

      Our Company's common stock began trading on the "Pink Sheets" on November 16, 1999, under the symbol "AUUI" and was changed to "ALLC" on March 15, 2003. Alliance Towers' high and low bid prices by quarter during 2001, 2002, 2003 and 2004 are as follows:

                                                   CALENDAR YEAR 2000(1)
                                               -------------------------------
                                                 HIGH BID            LOW BID
                                               -----------         -----------
    First Quarter                                   None               None
    Second Quarter                                  None               None
    Third Quarter                                   None               None
    Fourth Quarter                                 $1.50              $0.01


                                                   CALENDAR YEAR 2001(1)
                                               -------------------------------
                                                HIGH BID            LOW BID
                                               -----------         -----------
    First Quarter                                  $1.50              $0.06
    Second Quarter                                 $1.50              $0.06
    Third Quarter                                  $1.50              $0.06
    Fourth Quarter                                 $0.10              $0.08


                                                   CALENDAR YEAR 2002(2)
                                               -------------------------------
                                                HIGH BID            LOW BID
                                               -----------         -----------
    First Quarter                                  $0.10              $0.09
    Second Quarter                                 $0.15              $0.10
    Third Quarter                                  $0.15              $0.05
    Fourth Quarter                                 $0.15              $0.01


                                                    CALENDAR YEAR 2003(3)
                                               -------------------------------
                                                HIGH BID            LOW BID
                                               -----------         -----------
    First Quarter                                  $0.04              $0.02
    Second Quarter                                 $0.04              $0.04
    Third Quarter                                  $0.05              $0.01
    Fourth Quarter (October - December 19)         $0.06              $0.02

                                                    CALENDAR YEAR 2004 (3)
                                               -------------------------------
                                                HIGH BID            LOW BID
                                               -----------         -----------
    First Quarter                                  $0.04              $0.02
    Second Quarter                                 $0.02              $0.01

----------
(1) These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


HOLDERS OF COMMON STOCK

      On July 9, 2004, Alliance Towers had approximately 94 shareholders of record.

DIVIDENDS

      We have not paid dividends in the past on any class of stock and we do not anticipate paying dividends in the foreseeable future.

SALES OF UNREGISTERED SECURITIES

      On June 10, 2000, we issued 36,720,000 shares of common stock valued at $0.02 per share for cash. At December 31, 2000, we have received $261,940 and we had a stock subscription receivable for $500,000.

      On September 21, 2000, we issued 21,600,000 shares of common stock valued at $0.02 per share for cash. We received $450,000 and paid stock offering costs of $60,000.

      On October 19, 2000, we issued 601,200 shares of common stock valued at $0.02 per share for cash and received $12,525.

      On October 31, 2000, we issued 240,000 shares of common stock valued at $0.02 per share for cash and received $5,000.

      On January 11, 2001, we issued 3,540,000 shares of common stock to a related party valued at $0.02 per share for the services.

      On February 6, 2001, we issued 850,800 shares of common stock valued at $0.02 per share for services.

      On February 6, 2001, we cancelled 3,540,000 shares of common stock previously issued to a related party valued at $0.02 per share and reduced the stock subscription receivable.

      On March 16, 2001, we cancelled 3,000,000 shares of common stock previously issued to a related party valued at $0.02 per share and reduced a note receivable from a related party.

      On September 7, 2001, we cancelled 20,460,000 shares of common stock previously issued at $0.02 per share and reduced our stock subscription receivable.

      On June 11, 2002, we sold 5,520,000 shares of common stock for $60,000 in cash and a $55,000 stock subscription receivable at $0.02 per share. The receivable was collected in full on July 9, 2002.

      On June 26, 2002, we repurchased and cancelled 2,400,000 shares of common stock for $50,000, at $0.02 per share.

      On February 13, 2003, we issued 1,036,000,000 shares of our common stock in exchange for all of the issued and outstanding capital stock of Alliance Tower, Inc., a private Florida corporation.

      On March 23, 2004, we entered into a Consulting Agreement with David Propis. Pursuant to the Consulting Agreement, Mr. Propis will provide business consulting services in exchange for 5,000,000 shares of our commons stock valued at $0.02 per share.

      On June 1, 2004, we issued 25,000,000 shares of our common stock valued at
0.01 per share to Bottom Line Advisors, Inc. in exchange for strategic business, governance and accounting consulting services for a term of two (2) years.

      As of May 25, 2004, we issued a Secured Convertible Debenture to Cornell Capital Partners in the principal amount of $500,000. The convertible debenture accrues interest at the rate of 5% per year. At Alliance Towers' option, the entire principal amount and all accrued interest can be either: (i) paid to the holder of the convertible debenture on the third-year anniversary of the convertible debenture or (ii) converted into shares of Alliance Towers common stock. The convertible debenture is convertible into shares of our common stock as a price per share that is equal to the lesser of: (i) an amount equal to 120% of the closing bid price of our common stock as of the date of the convertible debenture or (ii) an amount equal to 80% of the average of the lowest daily volume weighted average price of our common stock for the five trading days immediately preceding the conversion date. The convertible debenture accrues interest at a rate of 5% per year and is convertible at the holder's option. The convertible debenture has a term of 3 years and is secured by all of our assets. At Alliance Towers' option, the convertible debenture may be paid in cash or converted into shares of our common stock unless converted earlier by the holder. Except after an event of default, as set forth in the Secured Convertible Debenture, the holder is not entitled to convert such debenture for a number of shares of our common stock in excess of that number of shares which, upon giving effect to such conversion, would cause the aggregate number of shares of common stock beneficially held by such holder and its affiliated to exceed 4.99% of our outstanding shares of common stock. After our 15C 211 application filed with the NASD is declared effective, we will issue a second Secured Convertible Debenture to Cornell Capital Partners in the principal amount of $125,000 upon the same terms and conditions as the first Secured Convertible Debenture described above. After we file a registration statement with the Securities and Exchange Commission registering the shares of common stock underlying the convertible debenture, we will issue a third Secured Convertible Debenture to Cornell Capital Partners in the principal amount of $125,000 upon the same terms and conditions as the first Secured Convertible Debenture above.

      On May 25, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a commitment fee in the form of a Compensation Debenture in the principal amount of $490,000 that is convertible into shares of our common stock at a price equal to 100% of the lowest closing bid price for the three trading days immediately preceding the conversion date.

      On May 28, 2004, we issued 500,000 shares of our common stock valued at $10,000 to Newbridge Securities Corporation as a placement agent fee in connection with the Standby Equity Distribution Agreement.

      On June 1, 2004 we issued 25,000,000 shares of common stock valued at $0.01 to Bottom Line Advisors, Inc. for a two(2) year strategic business, governance, and accounting consulting services.

      All share issuances, prior to the recapitalizaztion on February 23, 2003, were recorded in the financial statements of Alliance Towers, Inc., formerly known as USWebauctions, Inc., which is the surviving entity for legal purposes.

      With respect to the sale of unregistered securities referenced above, these transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and Regulation D promulgated thereunder. In each instance, the purchaser had access to sufficient information regarding our Company so as to make an informed investment decision.

                            DESCRIPTION OF SECURITIES

      Below is a description of Alliance Towers' outstanding securities, including common stock, preferred stock, options, warrants and debt.

COMMON STOCK

      Alliance Towers' Articles of Incorporation authorizes the issuance of 5,000,000,000 shares of common stock, par value $0.0001 per share. As of July 9, 2004, Alliance Towers had 1,161,160,000 shares of common stock issued and outstanding. Each share of Alliance Towers' common stock entitles the holder to one vote on each matter submitted to a vote of shareholders, including the election of directors. There is no cumulative voting. The holders of Alliance Towers' common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Holders of Alliance Towers' common stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions available to Alliance Towers' common stock. In the event of liquidation, dissolution or winding up Alliance Towers, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.

PREFERRED STOCK

      Alliance Towers' Articles of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, par value $0.001 per share. As of July 9, 2004, Alliance Towers had no issued and outstanding preferred stock. The preferred stock may be issued in one or more series, from time to time, with each such series to have such designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions of our Articles of Incorporation.

OPTIONS, WARRANTS, OTHER CONVERTIBLE SECURITIES

      OPTIONS: As of July 9, 2004, Alliance Towers had no outstanding options.

      WARRANTS: As of July 9, 2004, Alliance Towers had no outstanding warrants.

      CONVERTIBLE DENTURES: As of May 25, 2004, we issued a Secured Convertible Debenture to Cornell Capital Partners in the principal amount of $500,000. The convertible debenture accrues interest at the rate of 5% per year. At Alliance Towers' option, the entire principal amount and all accrued interest can be either: (i) paid to the holder of the convertible debenture on the third-year anniversary of the convertible debenture or (ii) converted into shares of Alliance Towers common stock. The convertible debenture is convertible into shares of our common stock at a price per share that is equal to the lesser of:
(i) an amount equal to 120% of the closing bid price of our common stock as of the date of the convertible debenture or (ii) an amount equal to 80% of the average of the lowest daily volume weighted average price of our common stock for the five trading days immediately preceding the conversion date. The convertible debenture accrues interest at a rate of 5% per year and is convertible at the holder's option. The convertible debenture has a term of 3 years and is secured by all of our assets. At Alliance Towers' option, the convertible debenture may be paid in cash or converted into shares of our common stock unless converted earlier by the holder. Except after an event of default, as set forth in the Secured Convertible Debenture, the holder is not entitled to convert such debenture for a number of shares of our common stock in excess of that number of shares which, upon giving effect to such conversion, would cause the aggregate number of shares of common stock beneficially held by such holder and its affiliated to exceed 4.99% of our outstanding shares of common stock. After our 15C 211 application filed with the NASD is declared effective, we will issue a second Secured Convertible Debenture to Cornell Capital Partners in the principal amount of $125,000 upon the same terms and conditions as the first Secured Convertible Debenture described above. After we file the accompanying registration statement with the Securities and Exchange Commission registering the shares of common stock underlying the convertible debenture, we will issue a third Secured Convertible Debenture to Cornell Capital Partners in the principal amount of $125,000 upon the same terms and conditions as the first Secured Convertible Debenture above.

      As of May 25, 2004, we issued a Compensation Debenture to Cornell Capital Partners in the principal amount of $490,000. The Compensation Debenture accrues interest at the rate of 5% per year. At Alliance Towers' option, the entire principal amount and all accrued interest can be either (i) paid to the holder of the Compensation Debenture on the third-year anniversary of the Compensation Debenture or (ii) converted into shares of Alliance Towers common stock. The

Compensation Debenture is converted into shares of our common stock at a price per share that is equal to 100% of the lowest closing bid price of our common stock for the 3 trading days immediately preceding the conversion date.

TRANSFER AGENT

      Alliance Towers' transfer agent is Transfer Online, Inc., 227 S. W. Pine Street, Suite 300, Portland, Oregon 97204. Its telephone number is (503) 227-2950.

LIMITATION OF LIABILITY: INDEMNIFICATION

      Our Bylaws include an indemnification provision under which we have agreed to indemnify directors and officers of Alliance Towers to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of Alliance Towers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Alliance Towers pursuant to the foregoing, or otherwise, Alliance Towers has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

      AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our capital stock are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Alliance Towers that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Alliance Towers' Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

                                     EXPERTS

      The financial statements for the year ended December 31, 2003 included in the prospectus have been audited by HJ & Associates, LLC independent certified public accountants to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding Alliance Towers' ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

      Burton, Bartlett & Glogovac, Reno, Nevada, will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                              ALLIANCE TOWERS, INC.
                              FINANCIAL STATEMENTS

                                TABLE OF CONTENTS

FINANCIAL STATEMENTS AS OF MARCH 31, 2004 (UNAUDITED)
-----------------------------------------------------

   Balance Sheet as of March 31, 2004                                                                                F-2

   Statements of Operations for the Three-Month Periods Ended March 31, 2004 and March 31, 2003                      F-3

   Statements of Stockholders' Equity (Deficit) From Inception on December 3, 2002 Through March 31, 2004            F-4

   Statements of Cash Flows for the Three Months Ended March 31, 2004 F-5 and
     From Inception on December 3, 2002 Through March 31, 2004

   Notes to the Financial Statements                                                                                 F-7

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003 AND 2002
-----------------------------------------------------

   Independent Auditors' Report                                                                                     F-10

   Balance Sheet as of December 31, 2003                                                                            F-11

   Statements of Operations for the Years Ended December 31, 2003 and 2002 F-12
     and From Inception on July 10, 1997 Through December 31, 2003

   Statements of Stockholders' Equity (Deficit) From Inception on July 10, 1997 Through December 31, 2003           F-13

   Statements of Cash Flows for the Years Ended December 31, 2003 and 2002 F-14
     and From Inception on July 10, 1997 Through December 31, 2003

   Notes to the Financial Statements                                                                                F-16

                              ALLIANCE TOWERS, INC.
                         (FORMERLY USWEBAUCTIONS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                                 MARCH 31, 2004

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS

                                                             MARCH 31,    DECEMBER 31,
                                                               2004          2003
                                                           (UNAUDITED)
                                                           -----------    -----------
ASSETS

CURRENT ASSETS
Cash                                                       $     8,777    $        33
Deposits                                                            --         39,000
Constructed assets in progress                                   9,250             --
                                                           -----------    -----------
Accounts receivable                                              1,800          1,919
                                                           -----------    -----------
Note receivable                                                 10,400         10,400
                                                           -----------    -----------
Total Current Assets                                            30,227         51,352

PROPERTY AND EQUIPMENT, NET                                    784,599        586,657

TOTAL ASSETS                                               $   814,826    $   638,009
                                                           ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable                                           $    49,350    $    75,655
Accounts payable - related parties                             843,365        698,729
Customer advances                                               63,000             --
Deferred compensation                                          147,500        107,000
Notes payable - related parties                                 95,150         95,150
Interest payable - related parties                              22,132         20,229
Notes payable                                                  109,644         94,644
Interest payable                                                 6,259          3,701
                                                           -----------    -----------

Total Current Liabilities                                    1,336,400      1,095,108
                                                           -----------    -----------

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock authorized: 10,000,000 shares
   at $0.001 par value; no shares issued and outstanding            --             --
Common stock; authorized 5,000,000,000 common
   shares at $0.001 par value; 1,135,672,000 shares
   issued and outstanding                                    1,135,672      1,135,672
Additional paid-in capital (deficit)                        (1,302,722)    (1,302,722)
Deficit accumulated during development stage                  (354,524)      (290,049)
                                                           -----------    -----------

Total Stockholders' Equity (Deficit)                          (521,574)      (457,099)
                                                           -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)                                           $   814,826    $   638,009
                                                           ===========    ===========


                   The accompanying notes are an integral part
                  of these consolidated financial statements.

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                             FROM
                                               FOR THE                   INCEPTION ON
                                         THREE MONTHS ENDED               DECEMBER 3,
                                               MARCH 31,                 2002 THROUGH
                                 ----------------------------------         MARCH 31,
                                        2004               2003               2004
                                 ---------------    ---------------    ---------------
REVENUES                         $        21,840    $            --    $        23,759
                                 ---------------    ---------------    ---------------

OPERATING EXPENSES

Ground lease and related costs             8,239                 --              8,239
Professional fees                          6,023                200             89,893
Consulting expenses                       15,000             10,000             81,810
Payroll expenses                          40,500             24,975            147,500
General and administrative                 6,602              7,846             28,718
Depreciation expense                       5,490                 --              6,294
                                 ---------------    ---------------    ---------------

Total Operating Expenses                  81,854             43,021            362,454
                                 ---------------    ---------------    ---------------

LOSS FROM OPERATIONS                     (60,014)           (43,021)          (338,695)
                                 ---------------    ---------------    ---------------

OTHER EXPENSES

Interest expense                          (4,461)            (1,958)           (15,829)
                                 ---------------    ---------------    ---------------

Total Other Expenses                      (4,461)            (1,958)           (15,829)
                                 ---------------    ---------------    ---------------

NET LOSS                         $       (64,475)   $       (44,979)   $      (354,524)
                                 ---------------    ---------------    ---------------

BASIC LOSS PER SHARE             $         (0.00)   $         (0.00)
                                 ===============    ===============

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING                 1,135,672,000      1,086,943,467
                                 ===============    ===============


                  The accompanying notes are an integral part of these consolidated financial statements.

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                            DEFICIT
                                                                          ADDITIONAL      ACCUMULATED
                                                 COMMON STOCK              PAID-IN         DURING THE
                                         -----------------------------     CAPITAL        DEVELOPMENT
                                            SHARES           AMOUNT       (DEFICIT)          STAGE
                                         -------------   -------------   -------------    -------------
Balance at inception on
   December 3, 2002                                 --   $          --   $          --    $          --

December 2002, common stock

   issued for consulting fees            1,036,000,000       1,036,000      (1,029,190)              --

Net loss for the year ended
   December 31, 2002                                --              --              --          (10,360)

Balance, December 31, 2002               1,036,000,000       1,036,000      (1,029,190)         (10,360)

Contributed capital by shareholder for
   payment of accounts payable                      --              --           3,550               --

February 13, 2003, recapitalization         99,672,000          99,672        (277,082)              --

Net loss for the year ended
   December 31, 2003                                --              --              --         (279,689)

Balance, December 31, 2003               1,135,672,000       1,135,672      (1,302,722)        (290,049)

Net loss for the three months ended
   March 31, 2004 (unaudited)                       --              --              --          (64,475)

Balance, March 31, 2004 (unaudited)      1,135,672,000   $   1,135,672   $  (1,302,722)   $    (354,524)
                                         =============   =============   =============    =============


                   The accompanying notes are an integral part
                  of these consolidated financial statements.

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                            FROM
                                                         FOR THE        INCEPTION ON
                                                   THREE MONTHS ENDED    DECEMBER 3,
                                                        MARCH 31,       2002 THROUGH
                                               -----------------------   MARCH 31,
                                                  2004         2003         2004
                                               ----------   ----------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss                                       $ (64,475)   $ (44,979)   $(354,524)
Adjustments to reconcile net loss to
   net cash provided by operations:
Issuance of common stock for consulting fees          --           --        6,810
Depreciation                                       5,490           --        6,294
Changes in operating assets and liabilities:
Decrease in deposits                              39,000           --           --
(Increase) decrease in accounts receivable           119           --       (1,800)
(Increase) in notes receivable                        --           --      (10,400)
Increase in customer advance                      63,000           --       63,000
Increase in deferred compensation                 40,500       24,975      147,500
Increase (decrease) in accounts payable
   and accounts payable-related parties          (12,600)      18,101      133,729
Increase (decrease) in interest payable
   and interest payable-related parties            4,461        1,903       15,774
                                               ---------    ---------    ---------
Net Cash Provided by Operating Activities         75,495           --        6,383
                                               ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES

Increase in constructed assets in progress        (9,250)          --       (9,250)
Investment in property and equipment            (203,432)          --     (790,893)
                                               ---------    ---------    ---------
Net Cash Used by Investing Activities           (212,682)          --     (800,143)
                                               ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES

Increase in accounts payable-related party       130,931           --      692,893
Proceeds from notes payable                       15,000           --      109,644
                                               ---------    ---------    ---------
Net Cash Provided by Financing Activities        145,931           --      802,537
                                               ---------    ---------    ---------
NET INCREASE IN CASH                               8,744           --        8,777

CASH AT BEGINNING OF PERIOD                           33           --           --
                                               ---------    ---------    ---------
CASH AT END OF PERIOD                          $   8,777    $      --    $   8,777
                                               =========    =========    =========


                   The accompanying notes are an integral part
                  of these consolidated financial statements.

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                   (UNAUDITED)

                                                                                       FROM
                                                            FOR THE                INCEPTION ON
                                                      THREE MONTHS ENDED             DECEMBER 3,
                                                           MARCH 31,               2002 THROUGH
                                                ------------------------------        MARCH 31,
                                                   2004                2003             2004
                                                ----------         -----------    ---------------
SUPPLEMENTAL CASH FLOW INFORMATION

CASH PAID DURING THE PERIOD FOR:

Interest                                         $      --          $      --        $      --
Income taxes                                     $      --          $      --        $      --

SCHEDULE OF NON-CASH
FINANCING ACTIVITIES

Recapitalization                                 $      --          $(177,410)       $(177,410)
Common stock issued for consulting fees          $      --          $      --        $   6,810
Contributed capital by shareholder for
   payment of accounts payable                   $      --          $   3,550        $   3,550


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS MARCH 31,
                           2004 AND DECEMBER 31, 2003

NOTE 1 - CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the consolidated financial position, results of operations and cash flows at March 31, 2004 and 2003 and for all periods presented have been made.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company's December 31, 2003 audited consolidated financial statements. The results of operations for the periods ended March 31, 2004 and 2003 are not necessarily indicative of the operating results for the full years.

NOTE 2 - GOING CONCERN

The Company's consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management's plans to continue as a going concern include raising additional capital through sales of common stock. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 - MATERIAL EVENTS

On February 28, 2004, the Company completed construction on the Greens Cut Tower and recorded it as a fixed asset valued at cost, or $203,432. The Company will depreciate the tower using the straight-line method over a useful life of 30 years.

As of March 31, 2004, the Company owed $109,644 in unsecured notes payable to an unrelated party at 9% interest with terms of one year. As of March 31, 2004, the Company recorded $6,259 in accrued interest related to these notes.

NOTE 4 - RELATED PARTY TRANSACTIONS

ACCOUNTS PAYABLE

As of March 31, 2004, the Company owed a former officer and significant stockholder of the Company $50,000 for accounting and management services provided during the year ended December 31, 2002.

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS MARCH 31,
                           2004 AND DECEMBER 31, 2003

As of March 31, 2004, the Company owed the President and CEO of the Company $900 for expenses paid on behalf of the Company during the year ended December 31, 2002. The amount is not accruing interest and is payable on demand.

As of March 31, 2004, the Company owed the President and CEO of the Company and a significant stockholder of the Company $22,373 and $77,200, respectively, for expenses paid on behalf of the Company and consulting services provided. The amounts are not accruing interest and are payable on demand.

As of March 31, 2004, the Company owed a related company, in which its CEO is a significant shareholder of the Company, $692,893 for costs expended and services performed related to the four towers constructed.

NOTES PAYABLE AND INTEREST PAYABLE - RELATED PARTY

As of March 31, 2004, the Company had a related party note payable with an outstanding balance of $95,150. This note payable accrues interest at 8% per annum, is unsecured, and is due on demand. As of March 31, 2004 and December 31, 2003, this note had accrued interest of $22,132 and $20,229, respectively.

                              ALLIANCE TOWERS, INC.
                         (FORMERLY USWEBAUCTIONS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 2003

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Alliance Towers, Inc. and Subsidiary
(A Development Stage Company)
Sarasota, Florida

We have audited the accompanying consolidated balance sheet of Alliance Towers, Inc. and Subsidiary (a development stage company) as of December 31, 2003 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2003 and 2002 and from inception on December 3, 2002 through December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alliance Towers, Inc. and Subsidiary (a development stage company) as of December 31, 2003 and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002 and from inception on December 3, 2002 through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's recurring losses from operations raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note
2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HJ & Associates, LLC
Salt Lake City, Utah
March 23, 2004

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET
                                     ASSETS

                                                                    DECEMBER 31,
                                                                        2003
                                                                    -----------

CURRENT ASSETS

Cash                                                                $        33
Deposits                                                                 39,000
Accounts receivable                                                       1,919
Note receivable                                                          10,400
                                                                    -----------
Total Current Assets                                                     51,352
                                                                    -----------
PROPERTY AND EQUIPMENT, NET (Note 8)                                    586,657
                                                                    -----------

TOTAL ASSETS                                                        $   638,009
                                                                    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable                                                    $    75,655
Accounts payable - related parties (Note 5)                             698,729
Deferred compensation                                                   107,000
Notes payable - related parties (Note 5)                                 95,150
Interest payable - related parties (Note 5)                              20,229
Notes payable (Note 6)                                                   94,644
Interest payable                                                          3,701
Total Current Liabilities                                             1,095,108

STOCKHOLDERS' EQUITY (DEFICIT)


Preferred stock authorized: 10,000,000 shares
   at $0.001 par value; no shares issued and outstanding                     --
Common stock authorized: 5,000,000,000 common shares
   at $0.001 par value; 1,135,672,000 shares issued and outstanding   1,135,672
Additional paid-in capital (deficit)                                 (1,302,722)
Deficit accumulated during the development stage                       (290,049)
                                                                    -----------

Total Stockholders' Equity (Deficit)                                   (457,099)
                                                                    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                $   638,009
                                                                    ===========


                   The accompanying notes are an integral part
                  of these consolidated financial statements.

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                            FOR THE                       FROM
                                          YEARS ENDED                 INCEPTION ON
                                          DECEMBER 31,                 DECEMBER 3,
                             ----------------------------------       2002 THROUGH
                                   2003               2002               2003
                             ---------------    ---------------    ----------------
REVENUES                     $         1,919    $            --    $         1,919

OPERATING EXPENSES

Professional fees                     80,320              3,550             83,870
Consulting expenses                   60,000              6,810             66,810
Payroll expenses                     107,000                 --            107,000
General and administrative            22,116                 --             22,116
Depreciation expense                     804                 --                804
                             ---------------    ---------------    ---------------
Total Operating Expenses             270,240             10,360            280,600
                             ---------------    ---------------    ---------------

Loss from operations                (268,321)           (10,360)          (278,681)
                             ---------------    ---------------    ---------------

OTHER EXPENSES

Interest expense                     (11,368)                --            (11,368)
                             ---------------    ---------------    ---------------
Total Other Expenses                 (11,368)                --            (11,368)
                             ---------------    ---------------    ---------------

NET LOSS                     $      (279,689)   $       (10,360)   $      (290,049)
                             ===============    ===============    ===============

BASIC LOSS PER SHARE         $         (0.00)   $         (0.00)
                             ===============    ===============

WEIGHTED AVERAGE NUMBER OF
   SHARES OUTSTANDING          1,123,656,745      1,036,000,000
                             ===============    ===============


                   The accompanying notes are an integral part
                  of these consolidated financial statements.

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                                  DEFICIT
                                                                                               ADDITIONAL       ACCUMULATED
                                                                    COMMON STOCK                 PAID-IN         DURING THE
                                                            -----------------------------        CAPITAL        DEVELOPMENT
                                                               SHARES           AMOUNT          (DEFICIT)          STAGE
                                                            -------------    ------------    -------------     -------------
Balance at inception on December 3, 2002                               --      $       --    $          --     $         --

December 2002, common stock issued for consulting
   fees                                                     1,036,000,000       1,036,000       (1,029,190)              --

Net loss for the year ended December 31, 2002                          --              --               --          (10,360)
                                                            -------------      ----------    -------------     ------------
Balance, December 31, 2002                                  1,036,000,000       1,036,000       (1,029,190)         (10,360)

Contributed capital by shareholder for payment of
   accounts payable                                                    --              --            3,550               --

February 13, 2003, recapitalization                            99,672,000          99,672         (277,082)              --

Net loss for the year ended December 31, 2003                          --              --               --         (279,689)
                                                            -------------      ----------    -------------     ------------

Balance, December 31, 2003                                  1,135,672,000      $1,135,672    $ (1,302,722)     $   (290,049)
                                                            =============      ==========    ============      ============


                   The accompanying notes are an integral part
                  of these consolidated financial statements.

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                 FROM
                                                                            FOR THE          INCEPTION ON
                                                                          YEARS ENDED         DECEMBER 3,
                                                                          DECEMBER 31,       2002 THROUGH
                                                                    ----------------------   DECEMBER 31,
                                                                       2003         2002         2003
                                                                    ---------    ---------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                            $(279,689)   $ (10,360)   $(290,049)
Adjustments to reconcile net loss to net cash used by operating activities:

Issuance of common stock for consulting fees                               --        6,810        6,810
Depreciation                                                              804           --          804
Changes in operating assets and liability accounts:
(Increase) in deposits                                                (39,000)          --      (39,000)
(Increase) in accounts receivable                                      (1,919)          --       (1,919)
(Increase) in notes receivable                                        (10,400)          --      (10,400)
Increase in deferred compensation                                     107,000           --      107,000
Increase (decrease) in accounts payable and accounts
   payable-related parties                                            142,779        3,550      146,329
Increase in interest payable and interest payable-related parties      11,313           --       11,313
                                                                    ---------    ---------    ---------

Net Cash Used by Operating Activities                                 (69,112)          --      (69,112)
                                                                    ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES

Investment in property and equipment                                 (587,461)          --     (587,461)
                                                                    ---------    ---------    ---------
Net Cash Used by Investing Activities                                (587,461)          --     (587,461)
                                                                    ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES

Increase in accounts payable-related party                            561,962           --      561,962
Proceeds from notes payable                                            94,644           --       94,644
                                                                    ---------    ---------    ---------

Net Cash Provided by Financing Activities                             656,606           --      656,606
                                                                    ---------    ---------    ---------

NET INCREASE IN CASH                                                       33           --           33

CASH AT BEGINNING OF PERIOD                                                --           --           --
                                                                    ---------    ---------    ---------

CASH AT END OF PERIOD                                               $      33    $      --    $      33
                                                                    =========    =========    =========


                   The accompanying notes are an integral part
                  of these consolidated financial statements.

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                                 FROM
                                                                             FOR THE         INCEPTION ON
                                                                           YEARS ENDED        DECEMBER 3,
                                                                           DECEMBER 31,      2002 THROUGH
                                                                     ----------------------   DECEMBER 31,
                                                                        2003         2002        2003
                                                                     ---------    ---------   ------------
SUPPLEMENTAL CASH FLOW INFORMATION
CASH PAYMENTS FOR:
Income taxes                                                         $      --    $      --     $      --
Interest                                                             $      --    $      --     $      --

SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

Recapitalization                                                     $(177,410)   $      --     $(177,410)
Common stock issued for consulting fees                              $      --    $   6,810     $   6,810
Contributed capital by shareholder for payment of accounts payable   $   3,550    $      --     $   3,550


                   The accompanying notes are an integral part
                  of these consolidated financial statements.

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.    ORGANIZATION

August Project I Corporation (the `Company') was organized July 10, 1997 under the laws of the State of Florida for the purpose of engaging in any lawful activity. On April 20, 2000, the Company's name was changed to USWEBAUCTIONS, INC., in connection with a failed acquisition of USWEBAUCTIONS, INC., a private company. The Company has had no significant operations since inception and is considered a development stage company in accordance with Statement of Financial Accounting Standards No. 7. On February 4, 2003, the Company's name was changed to Alliance Towers, Inc., in connection with the acquisition of Alliance Tower, Inc., a private Company (`Alliance').

Alliance was incorporated in the state of Nevada on December 3, 2002 for the purpose of developing, owning, and managing tower facilities for the wireless telecommunications industry.

On February 13, 2003, the Company consummated a share exchange transaction with Alliance, whereby the Company issued 1,036,000,000 shares of its common stock in exchange for all the outstanding common stock of Alliance. Alliance was treated as the acquiring entity for accounting purposes and the Company was treated as the surviving entity for legal purposes. The Company is currently involved in the development, ownership, marketing and management of tower facilities for the wireless telecommunications industry and deployment and ownership of wireless broadband networks.

b.    PROVISION FOR TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely that not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2003 and 2002:

                                                  2003                2002
                                               -----------         -----------

             Deferred tax assets

             NOL carryover                     $   193,100         $   107,980
             Related party                           7,900

             Deferred tax liabilities:

             Related party                              --             (57,000)
             Depreciation                           (7,800)                 --

             Valuation allowance                  (193,200)            (50,980)
                                               -----------         -----------

             Net deferred tax asset            $        --         $        --
                                               ===========         ===========

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

b.    PROVISION FOR TAXES (CONTINUED)

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 39% to pretax income from continuing operations for the years ended December 31, 2003 and 2002 due to the following:

                                                   2003                2002
                                               -----------         -----------

             Book (loss)                       $  (109,075)        $   (34,886)
             Related party accruals                  2,970              19,851
             Depreciation                           (7,865)                 --
             Deferred Compensation                  41,730                  --
             Other                                     148                  --
             Valuation allowance                    72,092              15,035
                                               -----------         -----------

                                               $        --         $        --
                                               ===========         ===========

At December 31, 2003, the Company had net operating loss carryforwards of approximately $495,000 that may be offset against future taxable income from the year 2003 through 2023. No tax benefit has been reported in the December 31, 2003 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

c.    ACCOUNTING METHOD

The financial statements are prepared using the accrual method of accounting. The Company has elected a calendar year end.

d.    ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

e.    CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

f.    BASIC LOSS PER SHARE

The following is an illustration of the reconciliation of the numerators and denominators of the basic loss per share calculation:

                                                           FOR THE
                                                          YEARS ENDED
                                                          DECEMBER 31,
                                               -------------------------------
                                                     2003             2002
                                               --------------   --------------

        Net loss (numerator)                   $     (279,689)  $      (10,360)

        Weighted average shares outstanding
        (denominator)                           1,135,672,000    1,036,000,000
                                               --------------   --------------

        Basic loss per share                   $        (0.00)  $        (0.00)
                                               ==============   ==============

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

g.    REVENUE RECOGNITION

The Company records revenue on the accrual basis when all goods and services have been performed and delivered, the amounts are readily determinable, and collection is reasonably assured.

h.    ADVERTISING

The Company follows the policy of charging the costs of advertising to expense as incurred.

i.    LONG-LIVED ASSETS

In accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, long-lived assets, including goodwill associated with other long-lived assets, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

j.    FIXED ASSETS

Fixed assets are recorded at cost. Major additions and improvements are capitalized. Minor replacements, maintenance and repairs that do not increase the useful life of the assets are expensed as incurred. Depreciation of property and equipment is determined using the straight-line method over the expected useful lives of 30 years.

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

k.    RECENT ACCOUNTING PRONOUNCEMENTS

During the year ended December 31, 2003, the Company adopted the following accounting pronouncements, which had no impact on the consolidated financial statements or results of operations:

SFAS No. 149 -- In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" which is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. This statement amends and clarifies financial accounting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and hedging activities under SFAS 133. The adoption of SFAS No. 149 did not have a material effect on the consolidated financial statements of the Company.

SFAS No. 150 -- In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" which is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. This Statement establishes standards for how an issuer classifies and measures in its statement of consolidated financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. The adoption of SFAS No. 150 did not have a material effect on the consolidated financial statements of the Company.

FASB Interpretation No. 45 -- "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - an Interpretation of FASB Statements No. 5, 57 and 107". The initial recognition and initial measurement provisions of this Interpretation are to be applied prospectively to guarantees issued or modified after December 31, 2002. The disclosure requirements in the Interpretation were effective for consolidated financial statements of interim or annual periods ending after December 15, 2002. The adoption of FASB Interpretation No. 45 did not have a material effect on the consolidated financial statements of the Company.

FASB Interpretation No. 46 -- In January 2003, the FASB issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities." FIN 46 provides guidance on the identification of entities for which control is achieved through means other than through voting rights, variable interest entities, and how to determine when and which business enterprises should consolidate variable interest entities. This interpretation applies immediately to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 did not have a material impact on the Company's consolidated financial statements.

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

k.    RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

During the year ended December 31, 2003, the Company adopted the following Emerging Issues Task Force Consensuses: EITF Issue No. 00-21 "Revenue Arrangements with Multiple Deliverables", EITF Issue No. 01 -8 " Determining Whether an Arrangement Contains a Lease", EITF Issue No. 02-3 "Issues Related to Accounting for Contracts Involved in Energy Trading and Risk Management Activities", EITF Issue No. 02-9 "Accounting by a Reseller for Certain Consideration Received from a Vendor", EITF Issue No. 02-17, "Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination", EITF Issue No. 02-18 "Accounting for Subsequent Investments in an Investee after Suspension of Equity Method Loss Recognition", EITF Issue No. 03-1, "The Meaning of Other Than Temporary and its Application to Certain Instruments", EITF Issue No. 03-5, "Applicability of AICPA Statement of Position 9702, `Software Revenue Recognition' to Non-Software Deliverables in an Arrangement Containing More Than Incidental Software", EITF Issue No. 03-7, "Accounting for the Settlement of the Equity Settled Portion of a Convertible Debt Instrument That Permits or Requires the Conversion Spread to be Settled in Stock", EITF Issue No. 03-10, "Application of EITF Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers.

l.    PRINCIPLES OF CONSOLIDATION

The consolidated financial statements as of December 31, 2003 include those of Alliance Towers, Inc. (the `Company') and its wholly-owned subsidiary, Alliance Tower, Inc. (Alliance). All significant intercompany accounts and transactions have been eliminated.

NOTE 2 - GOING CONCERN

The Company's consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management's plans to continue as a going concern include raising additional capital through sales of common stock. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 3 - STOCK TRANSACTIONS

On January 31, 2003, the Company approved a 12-for-1 stock split. All references to common stock and additional paid-in capital have been retroactively restated to reflect the split.

On February 4, 2003, the Company amended its articles of incorporation to increase the authorized number of common shares to 5,000,000,000.

On February 13, 2003, the Company and Alliance Tower, Inc. (Alliance), completed a Share Exchange Agreement whereby the Company issued one billion thirty-six million (1,036,000,000) shares of its common stock in exchange for all of the outstanding common stock of Alliance. Immediately prior to the Share Exchange Agreement, the Company had 99,672,000 shares of common stock issued and outstanding. The acquisition was accounted for as a recapitalization of Alliance because the shareholders of Alliance controlled the Company after the acquisition was completed. Alliance was treated as the acquiring entity for accounting purposes and Alliance Towers, Inc. (Formerly USWEBAUCTIONS, INC.), was the surviving entity for legal purposes. Immediately following the acquisition, all prior officers and directors of the Company resigned. The new officers and Board of Directors consist of the management of the acquired Alliance Tower, Inc.

On December 12, 2003, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $10 million. The amount of each advance is subject to an aggregate maximum advance amount of $450,000 in any thirty-day period, provided that each advance may not exceed $150,000. Cornell Capital Partners will purchase shares of our common stock for a 1% discount to the lowest closing bid price of our common stock for the 5 days immediately following the notice date. In addition, Cornell Capital Partners will retain 4% of each advance under the Standby Equity Distribution Agreement and receive a one-time commitment fee of $490,000, payable by the issuance of a convertible debenture. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then-prevailing market price.

NOTE 4 - TOWER FACILITY AGREEMENTS

During the year ended December 31, 2003, the Company entered into eight letters of intent for the Company to lease ground and tower space to lessees for installation of equipment and antennas at its tower facilities for an initial lease term of 5 years with five 5-year extensions. Rent will be $1,750 monthly with 3% escalation yearly. One years rent will be required in advance. Rent will commence upon the completion of construction of the tower facilities.

As of December 31, 2003, the Company held site acquisition deposits totaling $39,000 relating to the tower facilities.

During the year ended December 31, 2003, the Company entered into two lease agreements for the Company to lease ground for an initial lease term of 5 years with five 5 year extensions. Rent of $500 will be paid monthly with 10% escalation beginning on the anniversary of every 5 year term. Rent will commence upon the start of construction of the tower facilities.

During the year ended December 31, 2003, the Company entered into one lease agreement for the Company to lease ground for an initial lease term of 5 years with five 5 year extensions. Rent of $600 will be paid monthly with 10% escalation beginning on the anniversary of every 5 year term. Rent will commence upon the start of construction of the tower facilities.

NOTE 5 - RELATED PARTY TRANSACTIONS

ACCOUNTS PAYABLE

As of December 31, 2003, the Company owed a former officer and significant stockholder of the Company $50,000 for accounting and management services provided during the year ended December 31, 2002.

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 5 - RELATED PARTY TRANSACTIONS (CONTINUED)

ACCOUNTS PAYABLE (CONTINUED)

As of December 31, 2003, the Company owed the President and CEO of the Company $900 for expenses paid on behalf of the Company during the year ended December 31, 2002. The amount is not accruing interest and is payable on demand.

As of December 31, 2003, the Company owed the President and CEO of the Company, the CFO of the Company, and a significant stockholder of the Company $24,377, $391 and $61,100, respectively, for expenses paid on behalf of the Company and consulting services provided. The amounts are not accruing interest and are payable on demand.

As of December 31, 2003, the Company owed a related company, in which its CEO is a significant shareholder of the Company, $561,962 for services related to the three new towers constructed during the year ended December 31, 2003.

NOTES PAYABLE AND INTEREST PAYABLE - RELATED PARTY

As of December 31, 2003, the Company had a related party note payable with an outstanding balance of $95,150. This note payable accrues interest at 8% per annum, is unsecured, and is due on demand. As of December 31, 2003 and 2002, this note had accrued interest of $20,229 and $12,617, respectively.

NOTE 6- NOTES PAYABLE

During the year ended December 31, 2003, the Company entered into several unsecured notes payable with an unrelated party totaling $94,644 at 9% interest with terms of one year. As of December 31, 2003, the Company recorded $3,701 in accrued interest related to these notes.

NOTE 7- NOTE RECEIVABLE

During June 2003, the Company entered into an agreement to loan $100,000 to a broadband service provider at 8.25% interest annually with 24 equal monthly payments of $4,534 plus 5% of gross revenues of the broadband services in conjunction with and starting at the same time as the beginning of the payments and continuing for 5 years. Payments will begin six months after launching of service. As of December 31, 2003, the total amount loaned to the broadband service provider was $10,400.

                      ALLIANCE TOWERS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 8 - PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2003 and 2002 consists of the following:

                                                       DECEMBER 31,
                                          ------------------------------------
                                               2003                    2002
                                          ------------             -----------
             Wireless towers              $    587,461              $       --
             Accumulated depreciation            (804)                      --
                                          ------------             -----------

                                          $    586,657              $       --
                                          ============             ===========


During the years ended December 31, 2003 and 2002, the Company recorded depreciation expense of $804 and $-0-, respectively.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT ALLIANCE TOWERS INC. EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

                             -----------------------

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

      o    except the common stock offered by this prospectus;

      o in any jurisdiction in which the offer or solicitation is not authorized;

      o in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

      o to any person to whom it is unlawful to make the offer or solicitation; or


      o to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

      o there have been no changes in the affairs of Alliance Towers Inc. after the date of this prospectus; or

      o the information contained in this prospectus is correct after the date of this prospectus.

                             -----------------------

Until __________, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.


                             ----------------------

                                   PROSPECTUS

                             ----------------------




                      1,523,500,000 SHARES OF COMMON STOCK



                             ALLIANCE TOWERS, INC.






                              ___________ __, 2004

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Our Bylaws include an indemnification provision under which we have agreed to indemnify directors and officers of Alliance Towers to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of Alliance Towers.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Alliance Towers pursuant to the foregoing, or otherwise, Alliance Towers has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Alliance Towers will pay all expenses in connection with this offering.

             Securities and Exchange Commission Registration Fee   $   1,000
             Printing and Engraving Expenses                       $   2,500
             Accounting Fees and Expenses                          $  15,000
             Legal Fees and Expenses                               $  60,000
             Miscellaneous                                         $  16,400
                                                                   ---------

             TOTAL                                                 $  85,000
                                                                   =========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

           On June 10, 2000, we issued 36,720,000 shares of common stock valued at $0.02 per share for cash. At December 31, 2000, we have received $261,940 and we had a stock subscription receivable for $500,000.

           On September 21, 2000, we issued 21,600,000 shares of common stock valued at $0.02 per share for cash. We received $450,000 and paid stock offering costs of $60,000.

           On October 19, 2000, we issued 601,200 shares of common stock valued at $0.02 per share for cash and received $12,525.

           On October 31, 2000, we issued 240,000 shares of common stock valued at $0.02 per share for cash and received $5,000.

           On January 11, 2001, we issued 3,540,000 shares of common stock to a related party valued at $0.02 per share for the services.

           On February 6, 2001, we issued 850,800 shares of common stock valued at $0.02 per share for services.

           On February 6, 2001, we cancelled 3,540,000 shares of common stock previously issued to a related party valued at $0.02 per share and reduced the stock subscription receivable.

           On March 16, 2001, we cancelled 3,000,000 shares of common stock previously issued to a related party valued at $0.02 per share and reduced a note receivable from a related party.

           On September 7, 2001, we cancelled 20,460,000 shares of common stock previously issued at $0.02 per share and reduced our stock subscription receivable.

           On June 11, 2002, we sold 5,520,000 shares of common stock for $60,000 in cash and a $55,000 stock subscription receivable at $0.02 per share. The receivable was collected in full on July 9, 2002.

           On June 26, 2002, we repurchased and cancelled 2,400,000 shares of common stock for $50,000, at $0.02 per share.

           On February 13, 2003, we issued 1,036,000,000 shares of our common stock in exchange for all of the issued and outstanding capital stock of Alliance Tower, Inc., a private Florida corporation.

           On March 23, 2004, we entered into a Consulting Agreement with David Propis. Pursuant to the Consulting Agreement, Mr. Propis will provide business consulting services in exchange for 5,000,000 shares of our commons stock valued at $0.02 per share.

           As of May 25, 2004, we issued a Secured Convertible Debenture to Cornell Capital Partners in the principal amount of $500,000. The convertible debenture accrues interest at the rate of 5% per year. At Alliance Towers' option, the entire principal amount and all accrued interest can be either: (i) paid to the holder of the convertible debenture on the third-year anniversary of the convertible debenture or (ii) converted into shares of Alliance Towers common stock. The convertible debenture is convertible into shares of our common stock as a price per share that is equal to the lesser of: (i) an amount equal to 120% of the closing bid price of our common stock as of the date of the convertible debenture or (ii) an amount equal to 80% of the average of the lowest daily volume weighted average price of our common stock for the five trading days immediately preceding the conversion date. The convertible debenture accrues interest at a rate of 5% per year and is convertible at the holder's option. The convertible debenture has a term of 3 years and is secured by all of our assets. At Alliance Towers' option, the convertible debenture may be paid in cash or converted into shares of our common stock unless converted earlier by the holder. Except after an event of default, as set forth in the Secured Convertible Debenture, the holder is not entitled to convert such debenture for a number of shares of our common stock in excess of that number of shares which, upon giving effect to such conversion, would cause the aggregate number of shares of common stock beneficially held by such holder and its affiliated to exceed 4.99% of our outstanding shares of common stock. After our 15C 211 application filed with the NASD is declared effective, we will issue a second Secured Convertible Debenture to Cornell Capital Partners in the principal amount of $125,000 upon the same terms and conditions as the first Secured Convertible Debenture described above. After we file a registration statement with the Securities and Exchange Commission registering the shares of common stock underlying the convertible debenture, we will issue a third Secured Convertible Debenture to Cornell Capital Partners in the principal amount of $125,000 upon the same terms and conditions as the first Secured Convertible Debenture above.

           On May 25, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a commitment fee in the form of a Compensation Debenture in the principal amount of $490,000 that is convertible into shares of our common stock at a price equal to 100% of the lowest closing bid price for the three trading days immediately preceding the conversion date.

           On May 28, 2004, we issued 500,000 shares of our common stock valued at $10,000 to Newbridge Securities Corporation as a placement agent fee in connection with the Standby Equity Distribution Agreement.

           On June 1, 2004, we issued 25,000,000 shares of our common stock valued at 0.01 per share to Bottom Line Advisors, Inc., in exchange for strategic business, governance and accounting consulting services for a term of two (2) years.

           All share issuances, prior to the recapitalizaztion on February 23, 2003, were recorded in the financial statements of Alliance Towers, Inc., formerly known as USWebauctions, Inc., which is the surviving entity for legal purposes.

           With respect to the sale of unregistered securities referenced above, these transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and Regulation D promulgated thereunder. In each instance, the purchaser had access to sufficient information regarding our Company so as to make an informed investment decision.

ITEM 27.  EXHIBITS

      (a)   EXHIBITS:

EXHIBIT
NO.     DESCRIPTION                                                   LOCATION
------- ------------------------------------------------------------  --------------------------------------------------------------
2.01    Stock Purchase Agreement dated as of January 27, 2000 among   Incorporated by reference to Exhibit 2.01 to our company's
        our company, Lido Capital Corporation, Eric P. Littman and    Registration Statement on Form 10-SB filed with the Securities
        Dennis Sturm                                                  and Exchange Commission on February 24, 2000

2.02    Stock Purchase Agreement dated as of April 10, 2000, among    Incorporated by reference to Exhibit 2.02 to our company's
        our company, USWEBAUCTIONS, Inc., Jon Kochevar, and John      Current Report on Form 8-K filed with the Securities and
        Allen                                                         Exchange Commission on May 26, 2000

2.03    Articles of Merger dated as of April 21, 2000 of              Incorporated by reference to Exhibit 2.03 to our company's
        USWEBAUCTIONS, Inc. into our company, together with the       quarterly report on Form 10-QSB filed with the Securities and
        Plan of Merger                                                Exchange Commission on August 21, 2000

2.04    Rescission Agreement and Mutual Release dated as of July      Incorporated by reference to Exhibit 2.01 to our company's
        13, 2000 among our company, Jon Kochevar, and John Allen      Current Report on Form 8-K filed with the Securities and
                                                                      Exchange Commission

3.01    Articles of Incorporation filed on July 10, 1997 with the     Incorporated by reference to Exhibit 3.01 to our company's
        Florida Secretary of State                                    Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on February 24, 2000

3.02    Articles of Amendment to Articles of Incorporation            Incorporated by reference to Exhibit 3.02 to our company's
                                                                      Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on February 24, 2000

3.03    Bylaws                                                        Incorporated by reference to Exhibit 3.03 to our company's
                                                                      Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on February 24, 2000

5.01    Opinion re: legality                                          To be provided by amendment

10.1    Standby Equity Distribution Agreement, dated May 25, 2004     Provided herewith
        by and between Alliance Towers and Cornell Capital Partner,
        LLC

10.2    Registration Rights Agreement, dated May 25, 2004 by and      Provided herewith
        between Alliance Towers and Cornell Capital Partner, LLC

10.3    Escrow Agreement, dated May 25, 2004 by and between           Provided herewith
        Alliance Towers and Cornell Capital Partner, LLC

10.4    Placement Agent Agreement, dated May 25, 2004 by and          Provided herewith
        between Alliance Towers and Cornell Capital Partner, LLC

10.5    Compensation Debenture, dated May 25, 2004                    Provided herewith

10.6    Securities Purchase Agreement, dated May 25, 2004 by and      Provided herewith
        between Alliance Towers and Cornell Capital Partners, L.P.

EXHIBIT
NO.     DESCRIPTION                                                   LOCATION
------- ------------------------------------------------------------  --------------------------------------------------------------
10.7    Investor Registration Rights Agreement, dated May 25, 2004    Provided herewith
        by and between Alliance Towers and Cornell Capital
        Partners, L.P.

10.8    Security Agreement, dated May 25, 2004 by and between         Provided herewith
        Alliance Towers and Cornell Capital Partners, L.P.

10.9    Irrevocable Transfer Agent Instructions, dated May 25,        Provided herewith
        2004, by and among Alliance Towers, Cornell Capital
        Partners, L.P. and First American Stock Transfer Online

10.10   Escrow Agreement, dated May 25, 2004 by and among Alliance    Provided herewith
        Towers, Cornell Capital Partners, L.P. and Butler Gonzalez,
        LP

10.11   Form of Secured Convertible Debenture                         Provided herewith

10.12   Form of Warrant                                               Provided herewith

10.13   Consulting Agreement, dated May 21. 2004 by and between       Provided herewith
        Alliance Tower and Bottom Line Advisors, Inc.

10.14   Consulting Agreement, dated March 23, 2004 by and between     Provided herewith
        Alliance Towers and David Propis

23.1    Consent of Burton, Bartlett & Glogovac                        Provided herewith (contained in Exhibit 5.1)

23.2    Consent of HJ & Associates, LLC                               Provided herewith

ITEM 28.  UNDERTAKINGS

           The undersigned registrant hereby undertakes:

           (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                     (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

                     (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                     (iii) Include any additional or changed material information on the plan of distribution;

           (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

           Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on July 16, 2004.

                                    ALLIANCE TOWERS, INC.

                                    By: /s/ Robert Sandburg
                                       ------------------------------------
                                    Name:  Robert Sandburg
                                    Title: President and Chief Executive Officer


                                    By: /s/ Michael Delin
                                       ------------------------------------
                                    Name:  Michael Delin
                                    Title: Chief Financial Officer and Principal
                                           Accounting Officer


           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Sandburg his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                      TITLE                                                         DATE
---------                                      -----                                                         ----


/s/ Robert Sandburg
-----------------------------------------      President, Chief Executive Officer and                   July 16, 2004
Robert Sandburg                                Director

/s/ Michael Delin
-----------------------------------------      Chief Financial Officer and Director,                    July 16, 2004
Michael Delin                                  Principal Accounting Officer